                                                                    Exhibit 10.1


                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                            200.83 and 240.24b-2


               COLLABORATIVE DEVELOPMENT AND MARKETING AGREEMENT

                Collaborative Development and Marketing Agreement

                                TABLE OF CONTENTS
                                -----------------

                                                                                              Page No.
1.   Definitions .............................................................................   1

     1.1   Additional Product ................................................................   1
     1.2   BLA ...............................................................................   1
     1.3   cGMP ..............................................................................   1
     1.4   Clinical Plan .....................................................................   1
     1.5   Clinical Program ..................................................................   2
     1.6   Clinical Supply ...................................................................   2
     1.7   Clinical Trial ....................................................................   2
     1.8   Clinical Trial Costs ..............................................................   2
     1.9   Collaboration Invention ...........................................................   2
     1.10  Collaboration Invention Patent Rights .............................................   3
     1.11  Commercial Supply .................................................................   3
     1.12  Commercially Reasonable and Diligent Efforts ......................................   3
     1.13  Commercialization Plan ............................................................   3
     1.14  Completion of Phase II (or Phase III) Clinical Trials .............................   3
     1.15  Confidential Information ..........................................................   3
     1.16  Controlled ........................................................................   3
     1.17  Covering ..........................................................................   3
     1.18  DENDREON/GNE Development Costs ....................................................   3
     1.19  Dendreon Know-how .................................................................   4
     1.20  Dendreon Patents Rights ...........................................................   4
     1.21  Dendreon Territory ................................................................   4
     1.22  Development Research ..............................................................   4
     1.23  Discovery Research ................................................................   4
     1.24  Effective Date ....................................................................   4
     1.25  FDA ...............................................................................   4
     1.26  Field .............................................................................   4
     1.27  FTE ...............................................................................   4
     1.28  FTE Costs .........................................................................   5
     1.29  Genentech Know-how ................................................................   5
     1.30  Genentech Patent Rights ...........................................................   5
     1.31  IND ...............................................................................   5
     1.32  Joint Project Team or JPT .........................................................   5
     1.33  Joint Steering Committee ..........................................................   5
     1.34  Joint Collaboration Invention .....................................................   5
     1.35  Joint Patent Rights ...............................................................   5
     1.36  Know-how ..........................................................................   5
     1.37  Licensed Product ..................................................................   5
     1.38  Licensed Trp-p8 Vaccine Product ...................................................   6
     1.39  Manufacturing Know-how ............................................................   6
     1.40  Monoclonal Antibody ...............................................................   6

     1.41  Monoclonal Product ................................................................   6
     1.42  NDA ...............................................................................   6
     1.43  Net Sales .........................................................................   6
     1.44  Operating Profits and Losses ......................................................   7
     1.45  Other Molecule ....................................................................   7
     1.46  Party or Parties ..................................................................   7
     1.47  Patent Rights .....................................................................   7
     1.48  Permitted Assignee ................................................................   7
     1.49  Phase I Clinical Trial ............................................................   7
     1.50  Phase II Clinical Trial ...........................................................   7
     1.51  Phase III Clinical Trial ..........................................................   7
     1.52  Pivotal Trial .....................................................................   8
     1.53  Preclinical Plan ..................................................................   8
     1.54  Preclinical Program ...............................................................   8
     1.55  Preclinical Program Costs .........................................................   8
     1.56  Prevalent Cancer ..................................................................   8
     1.57  Product Development Program .......................................................   8
     1.58  Regulatory Agency .................................................................   8
     1.59  Regulatory Approval ...............................................................   8
     1.60  Regulatory Filings ................................................................   8
     1.61  Research Grade Material ...........................................................   8
     1.62  SM Product ........................................................................   8
     1.63  Small Molecule ....................................................................   9
     1.64  Term ..............................................................................   9
     1.65  Territory .........................................................................   9
     1.66  Third Party .......................................................................   9
     1.67  Third Party Costs .................................................................   9
     1.68  Trp-p8 ............................................................................   9
     1.69  Tumor Type ........................................................................   9
     1.70  Vaccine Product Patent Rights .....................................................   9
     1.71  Valid Claim .......................................................................   9

2.   Scope of the Product Development Program ................................................   9

     2.1   Product Development Program .......................................................   9
     2.2   Preclinical Program ...............................................................  10
     2.3   Monoclonal Product ................................................................  10
           2.3.1 Genentech Responsibilities ..................................................  10
           2.3.2 Dendreon Independent Activities .............................................  11
     2.4   Decision Point - Monoclonal Product ...............................................  11
     2.5   SM Product ........................................................................  11
           2.5.1 Dendreon Responsibilities ...................................................  11
           2.5.2 Genentech Independent Activities ............................................  12
           2.5.3 JSC Decision ................................................................  12
           2.5.4 Small Molecule Agreements ...................................................  12
     2.6   Genentech Option for SM Products ..................................................  13

           2.6.1 Exclusive Option ............................................................  13
           2.6.2 Exercise of Option ..........................................................  13
           2.6.3 Early Exercise ..............................................................  14
     2.7   Licensed Trp-p8 Vaccine Products ..................................................  14
           2.7.1 Vaccine Products ............................................................  14
           2.7.2 Genentech First Right of Negotiation ........................................  14
     2.8   Preclinical Program Costs .........................................................  15
           2.8.1 Genentech Costs .............................................................  15
           2.8.2 Dendreon Costs ..............................................................  15
           2.8.3 Payment for Independent Activities ..........................................  16
     2.9   Clinical Program ..................................................................  16
     2.10  Phase I and Phase II Responsibilities .............................................  17
     2.11  Phase II Decision Point ...........................................................  17
     2.12  Phase I and II Clinical Trial Costs ...............................................  18
     2.13  Phase III Clinical Trials .........................................................  19
     2.14  SM Product and Monoclonal Product Cost Sharing ....................................  19
     2.15  First Monoclonal Product Phase III Results ........................................  20
     2.16  First SM Products Phase III Results ...............................................  20
     2.17  Additional Products and Other Molecules ...........................................  20
     2.18  Regulatory Filings, Communications and Reports ....................................  20
           2.18.1 Rights and Obligations of Dendreon .........................................  20
           2.18.2 Regulatory Filings for Manufacturing .......................................  21
           2.18.3 Cross Reference of Regulatory Filings ......................................  22
           2.18.4 Regulatory Meetings and Communications .....................................  22
     2.19  Information .......................................................................  22
     2.20  Adverse Drug Events and Complaints ................................................  23
     2.21  Other Activities ..................................................................  23
     2.22  Transfer of Materials .............................................................  24
     2.23  Thirty Party Academic Researchers/Institutions ....................................  24
     2.24  Contracts with Third Parties ......................................................  25

3.   Joint Steering Committee ................................................................  25

     3.1   Joint Steering Committee ..........................................................  25
     3.2   JSC Meetings ......................................................................  26
           3.2.1 Meeting Schedule ............................................................  26
           3.2.2 JSC Chair ...................................................................  26
     3.3   Decision-Making and Issue Resolution ..............................................  26

4.   Joint Project Team ......................................................................  27

     4.1   Establishment of Joint Project Team ...............................................  27
     4.2   Joint Project Team Responsibilities ...............................................  27
     4.3   Joint Project Team Decision-making ................................................  28
     4.4   Ceasing of Joint Project Team Operations ..........................................  28
     4.5   Annual Production Requirements ....................................................  28

5.   Licenses and Rights .....................................................................  28

     5.1   Dendreon Grant ....................................................................  28
     5.2   Genentech Grant ...................................................................  29
     5.3   Dendreon Sublicense Rights ........................................................  30
     5.4   Genentech Sublicense Rights .......................................................  30
     5.5   Sublicense Obligations ............................................................  30
     5.6   Trademark License .................................................................  31
     5.7   Exclusions ........................................................................  31

6.   Payments ................................................................................  31

     6.1   Equity Investment .................................................................  31
     6.2   Additional Equity Investment ......................................................  31
     6.3   Monoclonal Product Milestones .....................................................  31
     6.4   SM Product ........................................................................  33
     6.5   Royalties to Dendreon .............................................................  34
     6.6   Royalties to Genentech ............................................................  34
     6.7   Currency and Payments .............................................................  34
     6.8   Royalty Reports ...................................................................  34
     6.9   Books and Records .................................................................  35
     6.10  Audit Rights ......................................................................  35
     6.11  Blocked Currency ..................................................................  35
     6.12  Taxes .............................................................................  35

7.   Commercialization in the Territory ......................................................  35

     7.1   Commercialization - General Roles .................................................  35
     7.2   Marketing and Sales by Dendreon ...................................................  36
     7.3   Option to Co-Promote Competing Products ...........................................  37
     7.4   Commercialization Plans ...........................................................  37
     7.5   Commercialization Efforts .........................................................  37
     7.6   Additional Genentech Responsibilities .............................................  38
     7.7   Commercialization Costs ...........................................................  38
     7.8   Trademarks and Domain Names .......................................................  38
           7.8.1 Single Product Trademarks ...................................................  38
           7.8.2 Acknowledgment of Ownership Rights ..........................................  38
           7.8.3 Use of Trademark Designations ...............................................  39
           7.8.4 Infringement of Product Trademarks ..........................................  39
     7.9   Manufacture and Supply ............................................................  39
           7.9.1 Clinical Supply .............................................................  39
           7.9.2 Clinical Supply for Monoclonal Antibodies ...................................  39
           7.9.3 Commercial Supplies .........................................................  40

8.   Inventions and Infringement .............................................................  40

     8.1   Inventorship and Ownership ........................................................  40
           8.1.1 Inventorship ................................................................  40
           8.1.2 Collaboration Invention Patents .............................................  41
     8.2   Restrictions on Jointly-Owned Inventions ..........................................  41
     8.3   Prosecution and Maintenance of Genentech Patent Rights, Dendreon Patent
           Rights and Vaccine Product Patent Rights ..........................................  41
     8.4   Prosecution and Maintenance of Collaboration Patent Rights ........................  41
           8.4.1 Coordination ................................................................  41
           8.4.2 Outside Counsel .............................................................  42
           8.4.3 SM Products .................................................................  42
           8.4.4 Abandonment .................................................................  42
     8.5   Patent Interferences ..............................................................  43
     8.6   Patent Enforcement ................................................................  43
           8.6.1 Notice ......................................................................  43
           8.6.2 Enforcement of Genentech Patent Rights, Dendreon Patent Rights and
                 Vaccine Product Patent Rights ...............................................  43
           8.6.3 Enforcement of Collaboration Invention Patent rights ........................  43
           8.6.4 Collaboration Invention Patent Rights related to Small Molecules or SM
                 Licensed Product ............................................................  44
           8.6.5 Initiating Party ............................................................  44
           8.6.6 Prosecution .................................................................  44
     8.7   Defense of Claim of Infringement ..................................................  45
           8.7.1 Third Party Claims ..........................................................  45
           8.7.2 Defense of Claims ...........................................................  45
     8.8   Third Party Patents and Royalties .................................................  45

9.   Representation, Warranties and Indemnities ..............................................  46

     9.1   Dendreon's Representations and Warranties .........................................  46
     9.2   Genentech's Representations and Warranties ........................................  46
     9.3   Disclaimers .......................................................................  47
     9.4   Except As Expressly Set Forth Herein Each Party Disclaims .........................  47
     9.5   Dendreon's Indemnities ............................................................  47
     9.6   Genentech's Indemnities ...........................................................  48
     9.7   Indemnity Conditions ..............................................................  48
     9.8   Insurance .........................................................................  49
     9.9   Uninsured Losses ..................................................................  49

10.  Term and Termination ....................................................................  49

     10.1  Term ..............................................................................  49
     10.2  Term of Licenses to Dendreon and Royalties to Genentech ...........................  50
     10.3  Early Termination for Product Failure .............................................  50
     10.4  Early Termination by Genentech without Cause ......................................  50
           10.4.1 Termination Following Phase II Clinical Trial ..............................  50

           10.4.2 Termination Following Phase III Clinical Trial .............................  51
     10.5  Termination for Cause .............................................................  53
           10.5.1 Material Breach ............................................................  53
           10.5.2 Bankruptcy .................................................................  53
     10.6  Effect of Termination for Cause Under Section 10.5 ................................  53
           10.6.1 Termination by Genentech ...................................................  53
           10.6.2 Termination by Dendreon ....................................................  54
     10.7  No Limitation .....................................................................  55
     10.8  Survival ..........................................................................  55
     10.9  Bankruptcy ........................................................................  55
     10.10 Effect of Expiration or Termination on Intellectual Property ......................  55

11.  Confidentiality; Use of Names ...........................................................  56

     11.1  Confidential Information ..........................................................  56
     11.2  Exceptions ........................................................................  56
     11.3  Permitted Disclosure ..............................................................  56
     11.4  Term of Confidentiality ...........................................................  56
     11.5  Return of Information .............................................................  57
     11.6  Press Releases and Announcements ..................................................  57
     11.7  Scientific Publications and Presentations .........................................  57

12.  General Provisions ......................................................................  57

     12.1  Future Acts .......................................................................  57
     12.2  Independent Contractors ...........................................................  57
     12.3  Assignment ........................................................................  58
     12.4  Waiver ............................................................................  59
     12.5  Force Majeure .....................................................................  59
     12.6  Severability ......................................................................  59
     12.7  Headings ..........................................................................  60
     12.8  Legal Counsel .....................................................................  60
     12.9  Dispute Resolution and Governing Law ..............................................  60
           12.9.1 Disputes ...................................................................  60
           12.9.2 Arbitration ................................................................  60
           12.9.3 Determination of Patents and Other Intellectual Property ...................  61
           12.9.4 Governing Law ..............................................................  61
     12.10 Notices ...........................................................................  61
     12.11 Amendment .........................................................................  61
     12.12 Entire Agreement ..................................................................  61
     12.13 Counterparts ......................................................................  62

EXHIBIT A     Trp-p8
EXHIBIT B     Financial Planning, Accounting and Reporting
EXHIBIT C     Itakura/Riggs Patents
EXHIBIT D     Equity Investment Agreement

                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                              Under 17 C.F.R.(S)(S)200.80(b)(4),
                                                            200.83 and 240.24b-2

               Collaborative Development and Marketing Agreement



         This Collaborative Development and Marketing Agreement (the "Agreement") is entered into as of August 1, 2002 by and between Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, a Delaware corporation ("Dendreon") and Genentech, Inc., 1 DNA Way, South San Francisco, California 94080, a Delaware corporation ("Genentech").

                             Preliminary Statement

     A. Dendreon is engaged in the development of immunotherapies for the treatment of cancers and owns certain rights to a molecule referred to as Trp-p8.
     B. Genentech possesses resources and capabilities for the clinical development, marketing, and manufacturing of therapeutic biologic and drug products.
     C. The Parties believe that properties of Trp-p8 make it a viable target candidate for therapeutic monoclonal antibodies, small molecules, and other therapeutic molecules and therapeutic vaccines.
     D. Dendreon and Genentech desire to collaborate in the development, clinical testing and commercialization of such monoclonal antibodies, small molecules, and other molecules and therapeutic vaccines directed to Trp-p8 on the terms and conditions set forth in this Agreement.

         Now, therefore, the Parties agree as follows:

                                   Agreement

     1. Definitions. The following terms shall have the following meanings in this Agreement:

         1.1 "Additional Product" means a Licensed Product that is being developed by Dendreon and Genentech in the United States for a different Tumor Type than that Tumor Type for which such Licensed Product: (a) is already being developed by the Parties hereunder or (b) has already been developed by the Parties and has received Regulatory Approval for sale in the United States.

         1.2 "BLA" means a Biologics License Application made to obtain approval from the FDA for commercial sale of a Licensed Product.

         1.3 "cGMP" means the regulatory requirements as in effect from time to time for current good manufacturing practices as promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including without limitation, at 21 CFR Parts 210, 211, 600-610 and 820, as appropriate.

         1.4 "Clinical Plan" means that written plan, as may be amended from time to time, prepared by the JPT and approved by the JSC, describing the clinical research plan for the Clinical Program, as described in Section 2.9 and Article 4 below. The Clinical Plans, approved by the JSC as described herein below, are incorporated into this Agreement by reference.

         1.5 "Clinical Program" means the clinical program for Phase I, Phase II and Phase III Clinical Trials described in Clinical Plans.

         1.6    "Clinical Supply" means supplies of Monoclonal Product and/or
                SM Product, manufactured, packaged and labeled in compliance with cGMP, for use in Clinical Trials hereunder and in an amount adequate for such purposes. To the extent that Genentech is manufacturing Clinical Supply for use in the Dendreon Territory pursuant to Section 7.9.2 below, Clinical Supply will also include, under the terms and conditions hereunder, Monoclonal Product and/or SM Product for use in clinical trials conducted by Dendreon or by a Dendreon licensee in the Dendreon Territory.

         1.7 "Clinical Trial" means any clinical study of a Licensed Product in human subjects that is sponsored by, and conducted by or on behalf of, Dendreon or Genentech hereunder in the Territory. A Clinical Trial is commenced when the first patient receives the first dose of the Licensed Product as the investigational therapeutic drug under the protocol applicable to that clinical study.

         1.8 "Clinical Trial Costs" means the FTE Costs and Third Party Costs incurred in conducting a Clinical Trial, including, without limitation, the costs to prepare and file an IND (as applicable to each Party under the terms of this Agreement), and the fees paid to Third Party investigators, consultants, and contract research organizations; provided, however, that the term does not include the costs of cGMP manufacturing of Licensed Product, manufacturing scale-up, engineering or other costs to enable cGMP manufacturing of larger volumes of Licensed Product, or Regulatory Filings or Regulatory Approvals associated with the manufacture of Licensed Product incurred through the Completion of Phase II Clinical Trials for such Licensed Product.

         1.9 "Collaboration Invention" means inventions or discoveries (whether patentable or not) made after the Effective Date during the course of, in furtherance of, and as a direct result of the activities of the Parties hereunder and which directly relate to Trp-p8, or any Licensed Product (including for purposes of this definition, Small Molecules and SM Products), its manufacture or its use. A "Collaboration Invention" may be made solely by one or more employees or consultants of Dendreon (a "Dendreon Collaboration Invention"), solely by one or more employees or consultants of Genentech (a "Genentech Collaboration Invention"), or jointly by employees or consultants of Dendreon and Genentech ("Joint Collaboration Inventions"), as determined according to U.S. patent law. For purposes of this definition, "Licensed Product" shall not include Licensed Trp-p8 Vaccine Products. Collaboration Inventions shall include inventions or discoveries (whether patentable or not) that directly relate to Licensed Trp-p8 Vaccine Products only following execution of an agreement hereunder between Dendreon and Genentech applicable to Licensed Trp-p8 Vaccine Products and then only during the course of, in furtherance of, and as a direct result of activities under such agreement.

         1.10 "Collaboration Invention Patent Rights" means Patent Rights to the extent such Patent Rights claim any Collaboration Invention.

         1.11 "Commercial Supply" means the supplies of Licensed Product, manufactured, packaged and labeled in compliance with cGMP, in such form and strength as approved for sale by applicable Regulatory Agencies for commercial sale for use in the Field in the Territory pursuant to this Agreement. To the extent that Genentech is manufacturing Commercial Supply for use in the Dendreon Territory pursuant to Section 7.9.3 below, Commercial Supply will also include, under the terms and conditions hereunder, Monoclonal Product and SM Product approved for sale by applicable Regulatory Agencies in the Dendreon Territory.

         1.12 "Commercially Reasonable and Diligent Efforts" means, with respect to development and commercialization hereunder, a Party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied by such Party to other pharmaceutical products of similar potential, market size and competitive environment.

         1.13   "Commercialization Plan" has the meaning set forth in Section
                7.4.

         1.14 "Completion of Phase II (or Phase III) Clinical Trials" means the delivery of a final report to the JPT on the outcome of the Phase II or Phase III Clinical Trial, as the case may be.

         1.15 "Confidential Information" means all nonpublic and/or proprietary information of a Party disclosed to, observed by or otherwise obtained by the other Party in the course of this Agreement. It includes information relating to employees, methods, techniques and processes, technical and scientific data, biological material, know-how, specifications, patent applications algorithms, programs, designs, drawings, formulae, and engineering, manufacturing, marketing, financial and business plans and data. It may include information other than that which derives actual or potential economic value from not being generally known to or accessible by proper means and by other persons who can gain economic value from it.

         1.16 "Controlled" means, with respect to a particular item, material, or intellectual property right, that a Party owns or has a license to such item, material or intellectual property right and the ability to grant to the other Party access to and/or a license or sublicense under such item, material or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         1.17 "Covering" (including variations such as "Covered," "Covers" and the like) shall mean that the use, manufacture, sale, offer for sale or importation of Trp-p8 or of a Licensed Product(s) would infringe a Valid Claim in a patent, or a claim in a patent application which would be a Valid Claim if such claim issued in a patent, in the absence of rights under such patent or patent application, as determined on a country-by-country basis.

         1.18 "DENDREON/GNE Development Costs" shall have the meaning defined in Exhibit B.

         1.19 "Dendreon Know-how" means Know-how Controlled by Dendreon; provided, however, that Dendreon Know-how excludes any Know-how licensed to Dendreon by Genentech under this Agreement and excludes Dendreon Know-how related to Licensed Trp-p8 Vaccine Products unless Genentech obtains a license to Licensed Trp-p8 Vaccine Products pursuant to this Agreement. In the event Genentech obtains such a license, the term Dendreon Know-how shall also include Know-how related to Licensed Trp-p8 Vaccine Products.

         1.20 "Dendreon Patent Rights" means Patent Rights Controlled by Dendreon as of the Effective Date and hereafter during the Term of this Agreement, but excluding (a) Vaccine Product Patent Rights, (b) Dendreon's interest in Collaboration Invention Patent Rights and (c) the rights granted under this Agreement to Dendreon by Genentech under Genentech Patent Rights.

         1.21 "Dendreon Territory" means the following countries: Japan, Australia, New Zealand, the Peoples Republic of China (including Hong Kong and Macao), Taiwan, South Korea, North Korea, Mongolia, Vietnam, Laos, Cambodia, Thailand, Myanmar, Philippines, Brunei, Singapore, Indonesia and Malaysia.

         1.22 "Developmental Research" means that portion of the Preclinical Program for Monoclonal Products and SM Products conducted hereunder to determine the potential efficacy, safety and toxicity of promising Small Molecules and Monoclonal Antibodies, through studies in animal models, and other research by the Party or Parties to evaluate the suitability of such Small Molecules and Monoclonal Antibodies for Clinical Trials. Developmental Research hereunder shall begin at the point in time when the lead Monoclonal Antibodies and/or Small Molecules are to be chosen for such evaluation and the JPT is formed hereunder.

         1.23 "Discovery Research" means that research portion of the Preclinical Program conducted hereunder to discover and evaluate Monoclonal Antibodies and Small Molecules in order to identify potential lead Monoclonal Antibodies and Small Molecules that exhibit sufficient Trp-p8 binding and other characteristics to warrant further evaluation in Developmental Research.

         1.24 "Effective Date" means the date that this Agreement becomes effective which shall be the date first written above.

         1.25   "FDA" means the United States Food and Drug Administration.

         1.26   "Field" means any human or animal use.

         1.27 "FTE" means a full-time equivalent employee of a Party who performs work in the Preclinical or Clinical Program for Licensed Products hereunder.

         1.28 "FTE Costs" means the cost of an FTE working for one year (including normal holidays and vacation), which shall be based upon the cost systems of each Party, as confirmed by the financial representatives of each of the Parties.

         1.29 "Genentech Know-how" means Know-how Controlled by Genentech, excluding Know-how related to the manufacture of Licensed Product and any other Manufacturing Know-how, and excluding Know-how licensed to Genentech by Dendreon under this Agreement.

         1.30 "Genentech Patent Rights" means all Patent Rights Controlled by Genentech as of the Effective Date and hereafter during the Term of this Agreement, but excluding (a) Genentech's interest in Collaboration Invention Patent Rights, (b) the Itakura/Riggs Patents listed on Exhibit C attached hereto and incorporated herein, and (c) the rights granted under this Agreement to Genentech by Dendreon under Dendreon Patent Rights.

         1.31 "IND" means an effective Notice of Claimed Investigational New Drug Exemption, as defined in Title 21 of the U.S. Code of Federal Regulations.

         1.32 "Joint Project Team" or "JPT" means the committee established pursuant to Article 4 below.

         1.33 "Joint Steering Committee" or "JSC" means the committee established pursuant to Article 3 below.

         1.34 "Joint Collaboration Invention" shall have the meaning set forth in Section 1.8 above.

         1.35 "Joint Patent Rights" means Patent Rights to the extent such Patent Rights claim any Joint Collaboration Invention as well as Patent Rights established pursuant to Section 8.1.2 below.

         1.36 "Know-how" means all proprietary information, trade secrets, techniques and data of a Party, including Confidential Information, which directly relates to Trp-p8 or Licensed Products, which is necessary for the activities under this Agreement and that is Controlled by such Party as of the Effective Date or hereafter during the Term of this Agreement, including, but not limited to, formulae, materials, practices, methods, knowledge, know-how, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, batch records, marketing, pricing, distribution, cost and sales data or descriptions. "Know-how" may be made prior to the Effective Date or during and in furtherance of the collaboration hereunder solely by employees or consultants of Dendreon, solely by employees or consultants of Genentech, jointly by employees or consultants of Dendreon and Genentech, or jointly by Dendreon or Genentech employees or consultants and a Third Party.

         1.37 "Licensed Product" means any formulation containing a Monoclonal Antibody, Small Molecule, or any other molecule that selectively and/or specifically binds to Trp-p8 or that is a Licensed Trp-p8 Vaccine Product. "Licensed Product" shall exclude Small Molecules and SM Products unless Genentech exercises its option in accordance with Section 2.6.2 below; in the event Genentech does so exercise such option, the term "Licensed Product" shall also include Small Molecules and SM Products. "Licensed Product" shall exclude Licensed Trp-p8 Vaccine Products unless Genentech and Dendreon enter into an agreement, by way of amendment to this Agreement, for the development and/or commercialization of Licensed Trp-p8 Vaccine Products hereunder in accordance with Section 2.7 below; in the event Genentech and Dendreon enter into such an agreement the term "Licensed Product" shall also include Licensed Trp-p8 Vaccine Products, subject to the terms of such amendment and to the extent set forth therein.

         1.38 "Licensed Trp-p8 Vaccine Product" means a formulation that is designed to specifically induce a T-cell response primarily to Trp-p8.

         1.39 "Manufacturing Know-how" means any Know-how concerning the engineering, manufacturing and quality/or assurance testing of a Licensed Product.

         1.40 "Monoclonal Antibody" means a monoclonal antibody that specifically and selectively binds Trp-p8, including, without limitation, such monoclonal antibodies that are humanized antibodies.

         1.41 "Monoclonal Product" means a Licensed Product that is a formulation containing a Monoclonal Antibody.

         1.42 "NDA" means a New Drug Application made to obtain approval from the FDA for commercial sale of a Licensed Product or any comparable filing with any relevant Regulatory Agency in any country in the Territory other than the United States

         1.43 "Net Sales" in United States shall have the meaning defined in Exhibit B. "Net Sales" for countries in the Territory outside the United States and in the Dendreon Territory shall mean Gross Sales of a Licensed Product less applicable Sales Returns and Allowances where:

                 (a) "Gross Sales" means, for purposes of the calculation of royalties by the Party paying royalties, the gross amount invoiced for sales of a Licensed Product by such Party or its sublicensee to Third Parties in the Territory outside the United States or in the Dendreon Territory as the case may be;
                 (b) "Sales Returns and Allowances" means, for purposes of the calculation of royalties by the Party paying royalties, the sum of (i) and (ii), where: (i) is a provision, determined by such Party or its sublicensee in accordance with commonly accepted accounting principles in the country in which the sale occurred for sales of Licensed Products for (1) trade, cash and quantity discounts or rebates on Licensed Products (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (2) credits or allowances given or made for rejection or return of, and for uncollectable amounts on, previously sold Licensed Products or for retroactive price reductions (including Medicare and other government rebates and chargebacks),
                       (3) taxes (excluding local, state or national taxes on the income of such Party or its sublicensee), duties or other governmental charges levied on or measured by the billing amount for Licensed Products, as adjusted for rebates and refunds, (4) charges for freight and insurance directly related to the distribution of Licensed Products, to the extent included in Gross Sales, (5) credits for allowances given or made for wastage replacement, and (6) other special sales programs agreed to by the Parties for Licensed Products; and (ii) is a periodic adjustment of the provision determined in (i) to reflect amounts actually incurred by such Party for items (1), (2),
                         (3), (4), (5), and (6) in clause (i).

         1.44 "New Molecule" means a Monoclonal Antibody or Small Molecule for which the JSC approves development hereunder for a Licensed Product and that (i) with respect to a Monoclonal Antibody has a different amino acid sequence from the Monoclonal Antibody contained in the formulation of the Monoclonal Product already being developed by the Parties in the collaboration hereunder or that has received Regulatory Approval in the United States and (ii) with respect to a Small Molecule is of a different chemical composition than the Small Molecule contained in the formulation of the SM Product already being developed by the Parties in the collaboration hereunder or that has received Regulatory Approval in the United States.

         1.45 "Operating Profits and Losses" shall have the meaning defined in Exhibit B.

         1.46 "Party" or "Parties" mean Dendreon or Genentech or both of them, respectively.

         1.47 "Patent Rights" means all U.S. and foreign patents and patent applications and any patents issuing therefrom, and any reissues, extensions, registrations, continuations, divisions, continuations-in-part, reexaminations, substitutions or renewals thereof, and supplementary protection certificates based thereon to the extent the above contain one or more claims Covering Trp-p8 or any Licensed Product.

         1.48 "Permitted Assignee" means any entity to which assignment is permitted in accordance with Section 12.3.

         1.49 "Phase I Clinical Trial" means, for any Licensed Product, a study in the Territory that constitutes a clinical evaluation of the safety of the Licensed Product in human subjects to provide information about the medical risks and pharmacokinetics associated with the use of such Licensed Product, and a preliminary indication of its potential efficacy.

         1.50 "Phase II Clinical Trial" means, for any Licensed Product, a study in the Territory conducted under this Agreement that constitutes a controlled clinical evaluation of the effectiveness of the Licensed Product in human patients with the disease under study to provide information about dose-response, pharmacokinetics/pharmacodynamics, dose regimen, safety and efficacy of the Licensed Product, and which is conducted after a Phase I Clinical Trial of such Licensed Product.

         1.51 "Phase III Clinical Trial" means, for a Licensed Product, a study in the Territory conducted under this Agreement to confirm the safety and efficacy of such Licensed Product in the treatment of patients with the disease under study. A Phase III Clinical Trial is undertaken with the intent that, should sufficient positive study data result, a BLA or NDA will be submitted to a Regulatory Agency.

         1.52 "Pivotal Trial" is a Phase II Clinical Trial that produces positive study data that the FDA determines in a pre-BLA meeting is sufficient to warrant submission of a BLA or NDA without data from a Phase III Clinical Trial.

         1.53 "Preclinical Plan" means that written plan for the Preclinical Program, as may be amended from time to time, prepared by one or both of the Parties.

         1.54 "Preclinical Program" means that program of Discovery Research and Developmental Research for Small Molecules and Monoclonal Antibodies conducted hereunder prior to filing an IND for such Small Molecules and Monoclonal Antibodies in order to conduct the first Clinical Trial for such Licensed Product. The Preclinical Program is generally described in Sections 2.3 and
                 2.5 and more specifically described in the Preclinical Plan for such Licensed Product.

         1.55 "Preclinical Program Costs" means all FTE Costs and Third Party Costs incurred for a Preclinical Program.

         1.56 "Prevalent Cancer" means primary neoplastic disease of one of the following human organs, at any stage of such disease: prostate, breast, lung, ovarian, colon, and skin (i.e. melanoma).

         1.57 "Product Development Program" means the efforts of the Parties hereunder to generate commercially viable Licensed Products, as described in Article 2.

         1.58 "Regulatory Agency" means any federal, state or local agency, department, bureau or other governmental entity, within a regulatory jurisdiction in the Territory, with the authority to grant any approvals, licenses, registrations or authorizations necessary for the clinical development, manufacture or sale of a Licensed Product under this Agreement.

         1.59 "Regulatory Approval" means any approval (including price and reimbursement approvals), licenses, registrations or authorizations by any Regulatory Agency necessary for the clinical development, manufacture, use, storage, import, transport, marketing, distribution or sale of a Licensed Product in a regulatory jurisdiction.

         1.60 "Regulatory Filings" means a filing with a Regulatory Agency that relates to a Regulatory Approval.

         1.61 "Research Grade Material" means Licensed Product that is not manufactured in accordance with cGMP and is suitable for use only in vitro or in animals.

         1.62 "SM Product" means a Licensed Product that is a formulation containing a Small Molecule.

         1.63 "Small Molecule" means a molecule that selectively binds to Trp-p8 and that has a molecular weight under approximately 1000 daltons.

         1.64    "Term" shall have the meaning specified in Section 10.1.

         1.65    "Territory" means worldwide except the Dendreon Territory.

         1.66 "Third Party" means any person other than a Party to this Agreement.

         1.67 "Third Party Costs" means expenses, other than FTE Costs, incurred by a Party as payments to Third Parties in connection with conducting the applicable portion of a Preclinical or Clinical Program.

         1.68 "Trp-p8" means the gene sequence described in Exhibit A attached hereto and incorporated herein, any portions thereof, and any allelic variant thereof, and any proteins encoded by this sequence or such variant.

         1.69 "Tumor Type" means a primary neoplastic disease of a singular histology, including any metastasis thereof, as accepted in standard medical practice.

         1.70 "Vaccine Product Patent Rights" means Patent Rights Controlled by Dendreon that relate to a Licensed Trp-p8 Vaccine Product, excluding Dendreon Patent Rights and excluding Dendreon's interest in Collaboration Invention Patent Rights.

         1.71 "Valid Claim" means an unexpired claim in an issued unexpired patent within the Patent Rights that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal.

2.       Scope of the Product Development Program

         2.1     Product Development Program.

                 (a) Dendreon and Genentech hereby establish, pursuant and subject to the terms of this Agreement, a Product Development Program to develop Licensed Products, with the primary goal of obtaining Regulatory Approval in the United States of Licensed Products in Prevalent Cancers and commercially significant other indications. The Parties efforts in this Product Development Program will initially be the development of Monoclonal Products and Small Molecule Products. Each Party shall use Commercially Reasonable and Diligent Efforts to perform its respective tasks and obligations in conducting all development work ascribed to it in the Preclinical Plans and Clinical Plans for Monoclonal Products and SM Products hereunder.

                 (b) The Product Development Program shall consist of two principal phases: the Preclinical Program and the Clinical Program. The Preclinical and Clinical Programs are generally described in this Article 2 below and shall be more fully detailed in written Preclinical Plans and Clinical Plans. The Product Development Program shall be approved and guided by the Joint Steering Committee, as described in Article 3. The costs of the Product Development Program shall be borne by the Parties as described in this Article 2.

         2.2 Preclinical Program. The Preclinical Program for Monoclonal Products and SM Products will consist of Discovery Research followed by Developmental Research, and will commence on a start date that is not later than sixty (60) days following the Effective Date. By such start date, Genentech will develop an initial written Preclinical Plan for a Monoclonal Product to guide its efforts in such Preclinical Program that shall be incorporated by reference into this Agreement. By such start date, Dendreon will develop an initial written Preclinical Plan for an SM Product to guide its efforts in such Preclinical Program that shall be incorporated by reference into this Agreement. The Preclinical Plans for Monoclonal Products and SM Products shall include a description of any proposed material Third Party contractual relationships for goods or services to carry out the plan. The Preclinical Plan for SM Products shall be submitted to the JSC for review and comment; provided, however, that following Genentech's exercise of its option as provided in Section 2.6, any revisions to the Preclinical Plan for SM Products, including budgets, shall be submitted to the JSC for review, comment, and JSC approval of milestones, timelines and deliverables. The Preclinical Plan for Monoclonal Products shall be submitted to the JSC for review, comment, and JSC approval of milestones, timelines, and deliverables. The comments of the other Party and of the JSC shall be taken into consideration by the Party authoring the Plan. Neither Party shall materially modify or amend its Preclinical Plan without first submitting the Plan to the JSC for review and approval or comment as provided above. The Parties intend that their respective research employees shall regularly discuss and share information about ongoing activities under their respective Preclinical Plans.

         2.3     Monoclonal Product.

                 2.3.1 Genentech Responsibilities. Genentech will be primarily responsible for the Preclinical Program for Monoclonal Products and the identification of potential lead Monoclonal Antibodies. Genentech's Preclinical Plan for Monoclonal Product shall address, without limitation, the following elements:

                 (a) An initial phase research program that will (i) generate [...***...] for [...***...], (ii) develop [...***...] to
                        [...***...] and [...***...], (iii) develop [...***...],
                        (iv) evaluate the [...***...] and [...***...] of
                        [...***...], (v) generate [...***...], (vi) identify an
                        [...***...] to the [...***...] that [...***...], (vii)
                        evaluate [...***...] in [...***...], and (viii) develop
                        a [...***...].
                 (b) Estimated milestones, timelines, and deliverables for each key component of the program.
                 (c) Assignment of specific tasks to Dendreon, if applicable, as agreed by the Parties.
                 (d) An estimate of each Party's FTE resources that will be devoted to the Preclinical Program each calendar year.

                                            *** Confidential Treatment Requested

                  Genentech shall provide all necessary Research Grade Material, at its sole expense, for the Preclinical Program for Monoclonal Product as further described in Section 7.9.2 below. Dendreon will promptly transfer to Genentech all of its available reagents to develop and evaluate Monoclonal Antibodies to Trp-p8. Dendreon may conduct activities for such Preclinical Program at Genentech's request as agreed by the Parties through the JSC (or through the JPT during Developmental Research). Genentech and Dendreon shall each exercise Commercially Reasonable and Diligent Efforts to complete such tasks and activities in accordance with accepted professional standards and the Preclinical Plan for Monoclonal Product, and shall provide information and reports on the results of their efforts, as requested by the JSC or JPT for discussion at their respective meetings. Each Party shall maintain scientific staff, laboratories, and other facilities necessary to carry out its tasks under such Preclinical Plan.

                  2.3.2 Dendreon Independent Activities. With the approval of the JSC, Dendreon may also pursue its own Preclinical Program activities hereunder for the discovery of a lead Monoclonal Antibody candidate(s), without Genentech's request for such activities, at its sole cost. In that event, Dendreon shall provide the JSC with an annual report of the Preclinical Program Costs to date and an estimated budget for such costs anticipated to be incurred in the succeeding year. In addition, Dendreon will provide information on the status of its efforts as reasonably requested by the JSC or JPT for discussion at their respective meetings.

         2.4 Decision Point - Monoclonal Product. Within ninety (90) days after the conclusion of the Preclinical Program for Monoclonal Products, as defined in the applicable Preclinical Plan and confirmed by the JPT and approved by the JSC, the JPT will identify a lead Monoclonal Antibody(ies) and determine (as approved by the JSC) whether, given the results of such Preclinical Program and the objective of the Product Development Program, to proceed to Clinical Trials for such lead Monoclonal Antibody(ies). If the JSC approves the decision to proceed to such Clinical Trials, Dendreon will prepare and file an IND pursuant to Section 2.18.1 below, and the Parties will proceed to the Clinical Program for one or more Monoclonal Products. A decision not to proceed to such Clinical Trials shall not affect the obligation of Genentech to reimburse Dendreon for Preclinical Program Costs incurred in accordance with Section 2.8.1 below.

         2.5      SM Product.

                  2.5.1 Dendreon Responsibilities. Dendreon shall be primarily responsible for the Preclinical Program for SM Products and the identification of a lead Small Molecule. The Preclinical Plan for SM Products, which shall be prepared by Dendreon with input by Genentech, shall address, without limitation, the following elements:

                  (a) A research program that will include (i) assay development, (ii) lead Small Molecule identification;
                          (iii) optimization of identified leads; (iv) efficacy studies; (v) toxicology studies; (vi) pharmacokinetics and pharmacodynamics studies; and
                          (vii) manufacturing.

         (b) Estimated milestones, timelines, and deliverables for each key component of the program.
         (c) Assignment of specific tasks to Genentech, if applicable, as agreed by the Parties.
         (d) An estimate of each Party's FTE resources that will be devoted to the Preclinical Program each calendar year.

         Dendreon shall provide all necessary Research Grade Material, at its sole expense, for the Preclinical Program for SM Product as further described in Section 7.9.1below. Genentech may conduct activities for such Preclinical Program at Dendreon's request as agreed by the Parties through the JSC (or through the JPT during Developmental Research). Dendreon and Genentech shall each use Commercially Reasonable and Diligent Efforts to complete its respective tasks in accordance with accepted professional standards and the Preclinical Plan for SM Product and provide information and reports about the results of their efforts as requested by the JSC or JPT for discussion at their respective meetings. Each Party shall maintain scientific staff, laboratories, and other facilities necessary to carry out its tasks under such Preclinical Plan.

         2.5.2 Genentech Independent Activities. Genentech may pursue its own Preclinical Program activities for the discovery of a lead Small Molecule candidate(s) without Dendreon's request for such activities, at its sole cost. In that event, Genentech shall obtain the approval of the JSC for such activities and provide the JSC with an annual report of all Preclinical Program costs to date of the report and an estimated budget for such costs anticipated to be incurred in the succeeding year. In addition, Genentech will provide information on the status of its efforts as reasonably requested by the JSC or JPT for discussion at their respective meetings.

         2.5.3 Decision Point - SM Products. If Genentech has exercised its option for SM Products in accordance with Section 2.6, then within ninety (90) days after the conclusion of the Preclinical Program for SM Products as defined in the applicable Preclinical Plan and confirmed by the JPT and approved by the JSC, the JPT will identify a lead Small Molecule(s) and determine (as approved by the JSC) whether, given the results of the Preclinical Program and the objective of the Product Development Program, to proceed to Clinical Trials for such lead Small Molecule(s). If, as of the completion of the Preclinical Plan for SM Products, Genentech has not yet exercised such option, Genentech will first be given the opportunity to exercise its option in Section 2.6.2. Following such exercise, the JPT and JSC will make the determinations described above. If Genentech does not exercise such option, Dendreon shall be free to proceed independently as provided in Section 2.6.1.

         2.5.4 Small Molecule Agreements. The Parties anticipate that Dendreon will use Third Parties to conduct Small Molecule screening and other Small Molecule Discovery Research or Developmental Research activities and that it may be necessary or desirable to compensate such Third Parties by way of royalties. Before Genentech elects to exercise the option provided in Section 2.6, Dendreon will obtain the advance consent of the Genentech members of the JSC to any proposed agreement that entails the payment of royalties to a Third Party based upon sales of SM Product or imposes any other commitment or obligation on the collaboration hereunder or that impairs the express rights of the Parties under this Agreement. Following Genentech's exercise of such option, the advance consent of the JSC shall also be required for any such agreement. The foregoing consents shall not be unreasonably delayed or denied. The advance consent of Genentech, which shall not be unreasonably delayed and may be denied in its sole discretion, shall be required at any time for any agreement involving a license by Dendreon of Patent Rights to such Third Party related to SM Product; provided, however, that if Genentech does not exercise such option as provided in
                  Section 2.6, then Dendreon shall be free to proceed with such Third Party licenses and royalty agreements without notice to or the consent of the JSC or Genentech.

         2.6      Genentech Option for SM Products.

                  2.6.1 Exclusive Option. Genentech shall have an exclusive option to participate in the clinical development and commercialization of SM Products. Genentech may exercise this option as provided in Sections 2.6.2 and 2.6.3 below. Unless and until Genentech exercises its option as provided therein and pays the option exercise fee set forth in Section 6.4.2 below, Genentech shall have no license, title or property interest in Dendreon Patent Rights or Dendreon's interests in Collaboration Inventions with respect to any SM Product except as set forth in Section 5.1(b) and 8.1.2 below. If Genentech does not exercise its option pursuant to Section 2.6.2 or 2.6.3, Dendreon shall be free to proceed, alone or with a Third Party, to develop and commercialize Small Molecules and SM Products, and Genentech shall have no obligation to make the milestone payments for SM Product set forth in Section 6.4 below. In addition, (i) the license to Genentech in Section 5.1(b) and (c) shall be deemed terminated, and (ii) Genentech shall take the actions required by Section 8.4.3.

                  2.6.2 Exercise of Option. Upon completion of the Small Molecule Preclinical Plan, as defined in such Preclinical Plan and as confirmed by the JPT and approved by the JSC, for lead Small Molecule(s) for SM Product(s), Dendreon will provide Genentech with: (1) data on such lead Small Molecule(s), including oral bioavailability data in two species, potency, selectivity, absorption, transport, specificity, efficacy (including any in vivo efficacy), metabolism, toxicology, manufacturing (if any), and pharmacokinetic data including oral bioavailability that relate to proceeding with Clinical Trials of such lead Small Molecules for development as a SM Product, and (2) reagents to validate such Small Molecule leads in Genentech models. Genentech may request additional information, including reasonable data on other Small Molecules and derivatives thereof generated by Dendreon during its research efforts to identify a lead Small Molecule, which Dendreon will make reasonable efforts to supply. Genentech shall have sixty (60) days from receipt of all of the Small Molecule information required under the first sentence of this subsection to exercise its option to collaborate with Dendreon in a Clinical Program for this and all other SM Products and any resulting commercialization hereunder of such products. Genentech shall exercise its option by delivery of written notice to Dendreon within such sixty (60) day period and payment of the required option exercise fee pursuant to
                  Section 6.4.2. A decision by Genentech not to exercise this option shall not alter Dendreon's obligation to reimburse Genentech for Preclinical Program costs pursuant to Section
                  2.8.2 .

                  2.6.3 Early Exercise. In addition to the option exercise provisions in Section 2.6.2 above, Genentech shall also have the right to exercise its option to SM Products at any time prior to such Preclinical Plan completion by giving Dendreon written notice of such exercise and paying the required option exercise fee pursuant to Section 6.4.2.

           2.7    Licensed Trp-p8 Vaccine Products.

                  2.7.1 Vaccine Products. The Parties acknowledge that prior to the Effective Date, Dendreon has independently conducted, and may continue to conduct, certain research and development work for Licensed Trp-p8 Vaccine Products, at its sole cost. Dendreon will conduct such activities independently and without the oversight or input of the JSC or JPT.

                  2.7.2  Genentech First Right of Negotiation.

                  (a) Genentech shall have the exclusive first right to negotiate an agreement with Dendreon to participate in the development and/or commercialization of Licensed Trp-p8 Vaccine Products in the Territory as provided in this Section. When Dendreon first decides to enter into a development and/or commercialization agreement for Licensed Trp-p8 Vaccine Products, Genentech shall have the exclusive first right to negotiate an agreement with Dendreon to participate in the development and commercialization of Licensed Trp-p8 Vaccine Products, as follows. Dendreon shall provide Genentech with: (1) written notice of its intent to seek a development and/or commercialization agreement for Licensed Trp-p8 Vaccine Products with a Third Party and (2) summary data and information regarding toxicity, generation of immune response against the vaccine target, clinical efficacy data, and any manufacturing issues for the Licensed Trp-p8 Vaccine Product. Such data and information shall be deemed to be Confidential Information and subject to the provisions of Section
                         11.1 of this Agreement. Dendreon will use reasonable efforts to provide additional information reasonably requested by Genentech. Genentech shall have sixty (60) days from the receipt of written notice from Dendreon and the data and information described in (2) above within which to negotiate a mutually agreeable, fully executed term sheet for the purpose of amending this Agreement to include Licensed Trp-p8 Vaccine Products. If the parties do not execute such a term sheet within the sixty (60) day period then, by the end of such period, Genentech may provide Dendreon with a term sheet expressly designated as its last, best and final offer ("Last Term Sheet Offer"). Upon expiration of the sixty (60) day period without agreement upon the term sheet by the Parties, Dendreon shall be free to negotiate with any Third Party for the development and/or commercialization of Licensed Trp-p8 Vaccine Products; provided that an agreement reached with a Third Party with respect to Licensed Trp-p8 Vaccine Products may not be on terms that, considered as a whole, are materially less favorable to Dendreon than the Last Term Sheet Offer.

                  (b) If the Parties execute such term sheet with respect to Licensed Trp-p8 Vaccine Products, Genentech will pay Dendreon a reservation fee of [...***...] within five
                         (5) working days of such execution and the Parties shall thereafter have one

                                             ***Confidential Treatment Requested
                         hundred eighty (180) days to negotiate and execute a final and binding amendment to this Agreement based upon such term sheet. If the Parties execute such an amendment within that period, the reservation fee shall be applied to the earliest license fees payable with respect to Licensed Trp-p8 Vaccine Products under such amendment. If the Parties are unable to reach an agreement within such 180 day period, Dendreon shall refund the reservation fee to Genentech (without interest) and shall thereafter be free to negotiate with any Third Party for the development and/or commercialization of Licensed Trp-p8 Vaccine Products; provided that an agreement with a Third Party with respect to Licensed Trp-p8 Vaccine Products may not be on terms that, considered as a whole, are materially less favorable to Dendreon than the terms last offered by Genentech's to Dendreon during such 180 day negotiation period.

                  (c) Notwithstanding the use of the term "Licensed Products" in this Agreement, the Parties expect that the amendment contemplated above may make substantially different provisions for license fees, milestones, sharing of profits and losses, royalties, and the Parties' respective roles and responsibilities with respect to development and/or commercialization of such Licensed Trp-p8 Vaccine Products. The Parties further expect that the terms of this Agreement with respect to Patent Rights and Know-How and the terms of Articles 3,4, 5, 8, 9, 10, 11, and 12 will remain substantially unchanged by such amendment. In all cases, the terms of the amendment as agreed by the Parties shall control with respect to Licensed Trp-p8 Vaccine Products.

          2.8  Preclinical Program Costs.

               2.8.1 Genentech Costs. Genentech shall bear all of the Preclinical Program Costs for Monoclonal Antibodies and Monoclonal Products. If Genentech requests that Dendreon complete tasks under the Monoclonal Product Preclinical Plan and Dendreon agrees to complete such tasks, then Genentech shall promptly reimburse Dendreon for its Preclinical Program Costs in completing such Preclinical Plan tasks that do not exceed the amount specified in the budget agreed upon by the Parties for those activities by more than [...***...]. Notwithstanding the above, Dendreon will bear the costs of any Preclinical Program activities for Monoclonal Antibodies that it conducts not specifically requested by Genentech. Genentech also shall bear all Preclinical Program costs, if any, for Additional Products and New Molecules, except to the extent Dendreon has elected to share DENDREON/GNE Development Costs pursuant to Section 2.14.

               2.8.2 Dendreon Costs. Dendreon shall bear all of the Preclinical Program Costs for Small Molecules and SM Products. If Dendreon requests that Genentech complete tasks under the SM Product Preclinical Plan and Genentech agrees to complete such tasks, then Dendreon shall promptly reimburse Genentech for its Preclinical Program Costs in completing such Preclinical Plan tasks that do not exceed the amount specified in the budget agreed upon by the Parties for those activities by more than [...***...]. Notwithstanding the above, Genentech will bear the costs of any Preclinical Program activities for Small Molecules that it conducts not specifically requested by Dendreon.

                                             ***Confidential Treatment Requested

          2.8.3 Payment for Independent Activities.

          (a) Notwithstanding Section 2.8.1 above, in the event that Dendreon, instead of Genentech, discovers or otherwise brings a Monoclonal Antibody to the JSC (or JPT if the JPT is established at that time) which is then approved by the JSC to be the lead Monoclonal Antibody for the first Monoclonal Product and for evaluation in Clinical Trials, then Genentech shall reimburse Dendreon, within sixty (60) days after the JSC's approval to proceed to Clinical Trials for such Monoclonal Antibody, for all of Dendreon's Preclinical Program Costs incurred directly related to such lead Monoclonal Antibody.

          (b) Notwithstanding Section 2.8.2 above, in the event that Genentech, instead of Dendreon, discovers or otherwise brings a Small Molecule to the JSC (or JPT if the JPT is established at that time) which is then approved by the JSC to be the lead Small Molecule for the first SM Product and for evaluation in Clinical Trials, then Dendreon shall reimburse Genentech, within sixty
               (60) days after the JSC's approval to proceed to Clinical Trials for such Small Molecule, for all of Genentech's Preclinical Program Costs incurred directly related to such lead SM Molecule.

     2.9 Clinical Program. The JPT will develop, for the JSC's approval, a written Clinical Plan for Phase I and II Clinical Trials for Monoclonal Product within ninety (90) days after approval by the JSC to conduct a Clinical Program with respect to a lead Monoclonal Antibody(ies). If Genentech has exercised its option, the JPT will develop for the JSC's approval a written Clinical Plan for Phase I and II Clinical Trials for SM Product within ninety (90) days after the JSC's approval to conduct a Clinical Program for a lead Small Molecule. Upon approval by the JSC of such Clinical Plans for Monoclonal Product and SM Product, as evidenced by written, approved JSC minutes, such Clinical Plans shall be incorporated herein by reference. The Clinical Plans, which may be amended by the JPT, with approval of the JSC, from time to time, shall include, without limitation, the following components:

          (a) The Monoclonal Product and Small Molecule Product, and indications, for which Clinical Trials will be conducted. The Parties anticipate that the first three indications selected shall be for Prevalent Cancers.
          (b) Summaries of the protocols anticipated for each Clinical Trial along with the timeframe for patient enrollment, forecasts of the Clinical Supply required for such Clinical Trials, and the anticipated retention of consultants and contract research organizations to support the Clinical Trials.
          (c) Milestones, timeframes and deliverables for each key component of the Clinical Program for each Monoclonal Product and Small Molecule Product.
          (d)  A budget for Phase I and Phase II Clinical Trials.
          (e)  Assignment of specific tasks to each Party.

          All Clinical Plans shall be drafted so as to conform to the regulatory requirements of applicable Regulatory Agencies.

     2.10 Phase I and Phase II Responsibilities.

          (a) Dendreon shall be solely responsible for sponsoring Phase I and Phase II Clinical Trials and for all tasks associated with conducting each Phase I and Phase II Clinical Trial at its sole expense, except for manufacturing and supply of Clinical Supplies of Licensed Product, for the first Monoclonal Product and SM Product until the first of the following occurs with respect to each: (i) as there is a Pivotal Trial; (ii) the JSC determines to proceed which Phase III Clinical Trials; or (iii) the JSC decides to terminate development efforts for such Licensed Product. Dendreon's responsibilities under this Section 2.10(a) shall include the preparation and filing of any required Regulatory Filings including, without limitation, INDs to conduct such Clinical Trials.
          (b) Genentech shall provide Clinical Supply of Licensed Product for all Phase I and Phase II Clinical Trials, at its sole expense, pursuant to a Clinical Supply Agreement to be entered into by the Parties and shall prepare and file, at its sole expense, any necessary Regulatory Filing for the manufacture of such Clinical Supply in the Territory. In addition, Genentech shall be responsible for all tasks associated with Phase I and Phase II Clinical Trials for Additional Products and New Molecules at its sole expense, except to the extent that Dendreon has elected to share DENDROEN/GNE Development Costs pursuant to Section 2.14. Genentech's responsibilities under this Section 2.10(b) shall include the preparation and filing of any required Regulatory Filings to conduct such Clinical Trials.
          (c) Each Party shall exercise Commercially Reasonable and Diligent Best Efforts to complete its work responsibilities in accordance with accepted professional standards, applicable laws and regulations, and the applicable Clinical Plan. Each Party shall maintain scientific staff, laboratories, offices and other facilities necessary to carry out its assigned tasks under the applicable Clinical Plan.

     2.11 Phase II Decision Point.

          (a) If Phase II Clinical Trials for Monoclonal Product or SM Product are not Pivotal Trials, then the JSC will determine whether to approve proceeding with Phase III Clinical Trials based upon an assessment of whether the results of the Phase II Clinical Trials warrant proceeding with Phase III Clinical Trials. Within thirty
               (30) days after notice from the FDA during any pre-BLA meeting following Phase II Clinical Trials for a Monoclonal Product or SM Product that the FDA will accept a BLA or NDA filing based upon such Phase II Clinical Trial data (i.e. that such Phase II Clinical Trial is a Pivotal Trial), Genentech will initiate the preparation of a BLA or NDA for filing with the FDA and the commercialization efforts for such Monoclonal Product and SM Product in accordance with Article 7 below. The decisions of the JSC under this Section shall be binding on the Parties.
          (b) If, with respect to each of the first Monoclonal Product or first SM Product for which Phase I and II Clinical Trials are conducted hereunder, the JSC agrees not to proceed with Phase III Clinical Trials for such first Monoclonal Product or first SM Product, then the JSC will determine in good faith whether to proceed with development of such Monoclonal Product or SM Product, as the case may be. The decision of the JSC will be binding upon the Parties. If the JSC cannot agree whether or not to proceed with Phase III Clinical Trials, but Genentech wishes to proceed to Phase III Clinical Trials, then Genentech may proceed with Phase III Clinical Trials upon written notice to Dendreon. Dendreon shall then have the right within thirty (30) days after receipt of such notice to make the election provided in Section 2.14 to share DENDREON/GNE Development Costs and Operating Profits and Losses with respect to such Licensed Product. If Dendreon does not elect to share in DENDREON/GNE Development Costs and Operating Profits and Losses for such Licensed Product, Genentech shall be free to independently conduct Phase III Clinical Trials, and all other development and commercialization, for such Licensed Product and Dendreon shall receive the royalty provided in Section 6.5. If the JSC cannot agree whether or not to proceed with Phase III Clinical Trials, and Dendreon wishes proceed to Phase III Clinical Trials, the issue shall be referred to the Chief Executive Officers of Dendreon and Genentech for resolution in accordance with Section 12.9.1.

     2.12 Phase I and II Clinical Trial Costs.

          (a) Dendreon shall be responsible for all Clinical Trial Costs for all Phase I and Phase II Clinical Trials as provided in Section 2.10(a). For each SM Product or Monoclonal Product, if Phase II Clinical Trials are Pivotal Trials , or if the JSC decides to proceed with Phase III Clinical Trials, then within thirty (30) days after such decision Genentech shall reimburse Dendreon for all Phase I and Phase II Clinical Trial Costs incurred by Dendreon for such Licensed Product. If, however, the completion date of any Phase I or Phase II Clinical Trial for such Licensed Product is delayed by more than three (3) months beyond the completion date stated in the applicable Clinical Plan for such Clinical Trial, or the Clinical Trial Costs for any Phase I or Phase II Clinical Trial are more than [...***...] over the dollar budget amount in the Clinical Plan for such Clinical Trial, for any reason other than: (i) unexpected regulatory action by the FDA with respect to such Clinical Trial(s) that is not the fault of Dendreon, (ii) unexpected safety issues that require a material change to the protocol(s) of such Clinical Trial(s),
               (iii) unexpected adverse safety information about a similar small molecule or monoclonal antibody product that binds to or manipulates a transmembrane channel and that significantly impacts the rate of patient accrual for such Clinical Trial(s),
               (iv) manufacturing problems that significantly delay the supply of such Licensed Product for such Clinical Trial(s) or (v)force majeure under Section 12.5 below, then Genentech shall reimburse Dendreon for only [...***...] of the Clinical Trial Costs for such Phase I and/or Phase II Trials. For purposes of this Section 2.12(a), the completion date of a Phase I or Phase II Clinical Trial is the date that the last patient is enrolled in the study.
          (b) Genentech shall be responsible and shall pay the Clinical Trial Costs for the Phase I and Phase II Clinical Trials for which it is responsible pursuant to Section 2.10(b); provided, however, that Dendreon may elect to share such costs in accordance with
               Section 2.14.

                                             ***Confidential Treatment Requested

     2.13 Phase III Clinical Trials. If Dendreon has elected to share DENDREON/GNE Development Costs and Operating Profits and Losses in accordance with Section 2.14, then within sixty (60) days of the approval of the JSC to proceed with Phase III Clinical Trials for a Licensed Product, the JPT shall amend the Clinical Plan, for JSC approval, as necessary for the Phase III Clinical Trials for such Licensed Product. If Dendreon has not made the foregoing election, then Phase III Clinical Trials shall be conducted by Genentech without any oversight or control by the JSC or JPT. The amended Clinical Plan shall address, without limitation, the following:

          (a) Plans for the Clinical Trials that include a summary of the anticipated protocol, a timeframe for patient accruals, the identification of some of the prospective investigators, the projected quantity of Clinical Supply required of such Licensed Product, and the retention of initial consultants and contract research organizations to support the Clinical Trials.
          (b) Clinical Trial endpoints, milestones and deliverables for each key component of the trials.
          (c) Objective Protocol primary endpoints to determine whether the results of the Phase III Clinical Trials are sufficient to obtain Regulatory Approval by the FDA to sell such Licensed Product.

          Genentech shall be solely responsible at its sole expense for manufacturing the Clinical Supply of each Licensed Product for the Phase III Clinical Trial(s) for that Licensed Product, pursuant to the Clinical Supply Agreement, for all associated Regulatory Filings necessary to manufacture such Clinical Supply in the Territory, and for all expense associated with conducting the Phase III Clinical Trials, including all related Regulatory Filings, as appropriate. Notwithstanding the foregoing, if Dendreon has elected to share in the costs for a Licensed Product as provided in Section 2.14 below, then Dendreon shall share in the expense for all such Clinical Trial activities and Clinical Supply, as provided in Exhibit B and Section
          2.14 below. Genentech shall exercise Commercially Reasonable and Diligent Efforts to complete its responsibilities in accordance with accepted professional standards and the amended Clinical Plan, and shall maintain scientific staff, laboratories, offices and other facilities necessary to carry out its assigned tasks under the applicable Clinical Plan.

     2.14 SM Product and Monoclonal Product Cost Sharing.

          (a) The Parties acknowledge that in consideration for Dendreon conducting Phase I and Phase II Clinical Trials as provided in
               Section 2.10(a), that Dendreon shall have the right to elect to share in Operating Profit and Loss as provided herein. For the first SM Product and Monoclonal Product for which Phase II Clinical Trials are Pivotal Trials or as to which the JSC approves proceeding with Phase III Clinical Trials, Dendreon may elect, by giving Genentech written notice within thirty (30) days after notice from the FDA in the pre-BLA meeting that the FDA will accept a BLA filing based upon data from a Pivotal Trial or JSC approval to proceed with Phase III Clinical Trials, to share with Genentech all DENDREON/GNE

               Development Costs for the Phase III Clinical Trials and Clinical Trials thereafter, manufacturing costs, other costs, revenues, and the resulting Operating Profits and Losses in the United States, for such Licensed Product thereafter, with [...***...] Genentech in accordance with the Financial Planning, Accounting and Reporting Procedures set forth in Exhibit B. This election shall be made once for each Monoclonal Antibody and shall apply to the Licensed Product, and all Additional Products, containing such Monoclonal Antibody. This election also shall be made once for each Small Molecule and shall apply to the Licensed Product, and all Additional Products, containing such Small Molecule.
          (b) If the JSC approves a Preclinical Program for a New Molecule or Clinical Trials for a Licensed Product containing a New Molecule then, as to such New Molecule and Licensed Products containing such New Molecule, Dendreon may elect, by giving written notice within thirty (30) days after such JSC approval, to share DENDREON/GNE Development Costs and Operating Profits and Losses in the United States as provided above and in Exhibit B.

     2.15 First Monoclonal Product Phase III Results. For the first Monoclonal Product, the JSC will review the data from the Phase III Clinical Trial results, and will determine how best to commercialize such Monoclonal Product or any corresponding Additional Product. The decision of the JSC under this Section shall be binding on the Parties.

     2.16 First SM Products Phase III Results. For the first SM Product, the JSC will review the data from the Phase III Clinical Trial results, and will determine how best to commercialize such SM Product or any corresponding Additional Product. The decision of the JSC under this Section shall be binding on the Parties.

     2.17 Additional Products and Other Molecules. The JSC shall determine whether to develop Additional Products, or New Molecules as a Licensed Product, and whether to continue development of any such Licensed Products following completion of each stage of Clinical Trials. The decision of the JSC shall be binding on the Parties.

     2.18 Regulatory Filings, Communications and Reports

          2.18.1 Rights and Obligations of Dendreon.

          (a) Dendreon will be responsible for, and will use Commercially Reasonable and Diligent Efforts in, preparing and filing, at its cost, the INDs for the Phase I and Phase II Clinical Trials that it conducts under this Agreement, and Dendreon will own all such INDs. Genentech will be responsible for, and will use Commercially Reasonable and Diligent Efforts in, preparing and filing, at its cost, (i) the INDs for all other Clinical Trials conducted under the Agreement and (ii) all comparable Regulatory Filings for its Licensed Product development activities in the Territory outside the United States. Genentech will own all such INDs and Regulatory Filings. In addition, Genentech will own, and be responsible for preparing and filing, at its cost, all BLAs and NDAs submitted to obtain Regulatory Approvals for Licensed Products in the Territory. Notwithstanding the foregoing, if Dendreon

                                             ***Confidential Treatment Requested
               has elected to share in DENDREON/GNE Development Costs and Operating Profits and Losses hereunder, the costs of preparing and filing INDs, BLAs and NDAs in the United States will be shared in accordance with Exhibit B for such filings and submissions prepared and filed from the date of such election by Dendreon.
     (b) Prior to Dendreon's submitting any IND, the Parties, through the Joint Project Team, shall consult with the other Party regarding the scope and general content of such IND. The Parties will consult and cooperate in sharing information from their Licensed Product development activities hereunder that is necessary for the preparation of such Regulatory Filings. Genentech shall have the right to review and comment on all INDs in accordance with specific timelines or other arrangements agreed upon by the Joint Project Team, and such comments will be given all due consideration by the other Party. Regulatory documents shall be centralized and held at the offices of the Party responsible for such IND filing.
     (c) If Dendreon is sharing DENDREON/GNE Development Costs and Operating Profits and Losses hereunder for a Licensed Product, prior to filing by Genentech of an IND, BLA or NDA for such Licensed Product, the Parties, through the Joint Project Team, shall consult regarding the scope and general content of such Regulatory Filing. Dendreon shall further have the right to review and comment upon such Regulatory Filing in accordance with specific timelines or other arrangements agreed upon by the JPT, and such comments will be given all due consideration by Genentech.
     (d) Neither Party shall transfer title or otherwise attempt in any manner to dispose of any such INDs, BLAs, or NDAs for Licensed Products, or otherwise impair the other Party's rights in such INDs, BLAs or NDAs, without the prior written consent of the other Party, except that Genentech shall have the right to require Dendreon to permit Genentech's sublicensee to reference or cross-reference any such INDs in connection with a license granted to such sublicensee in accordance with Section 5.4 below.

     2.18.2 Regulatory Filings for Manufacturing.

     (a) Genentech will be responsible for preparing and filing any necessary Regulatory Filings, and obtaining necessary Regulatory Approval, for the manufacture of Clinical Supply and Commercial Supply in the Territory. The costs of such Regulatory Filings and Regulatory Approvals shall be borne by Genentech in the Territory outside of the United States. The costs of such Regulatory Filings and Regulatory Approvals in the United States will be borne by Genentech; provided that if Dendreon has elected to share in the DENDREON/GNE Development Costs and Operating Profits and Losses for a Licensed Product in accordance with Section 2.14 above such costs for such Licensed Product will be shared by the Parties pursuant to Exhibit B.
     (b) Dendreon will be responsible for preparing and filing any necessary Regulatory Filings, and obtaining necessary Regulatory Approval, for the manufacture of Clinical Supply and Commercial Supply in the Dendreon Territory, at its sole cost.

          2.18.3 Cross Reference of Regulatory Filings. Each Party shall have the right to cross reference, in any regulatory document of such Party, the INDs, BLAs, and NDAs of the other Party, for the purpose of conducting Clinical Trials and seeking Regulatory Approval under this Agreement in the Territory. With respect to the manufacturing of Licensed Product hereunder, Genentech may prepare and submit to the FDA a Drug Master File, and with respect to the Dendreon Territory, an equivalent regulatory file. Dendreon will have the right to rely upon and to cross reference such Drug Master File, and equivalent regulatory file with respect to the Dendreon Territory, as required for conducting Clinical Trials hereunder, and manufacturing, and clinical trials and other development activity in the Dendreon Territory.

          2.18.4 Regulatory Meetings and Communications.

          (a) The Party primarily responsible for conducting a Clinical Trial hereunder will be responsible for conducting meetings and discussions, and routine telephone communications with the FDA related to such Clinical Trial. To the extent practical, a reasonable number of representatives of the other Party will be given the opportunity to participate in substantive discussions and meetings with the FDA which relate to such Clinical Trial. The Party primarily responsible will have decision making authority regarding the number of, and which, representatives of the other Party may attend such meetings, but in any case at least one representative of the other Party may participate. The other Party will have the right to give input and comments to pre-meeting documents and packages that are prepared for FDA meetings regarding Clinical Trials.
          (b) Genentech will be solely responsible for conducting all meetings and discussions with Regulatory Agencies regarding BLAs and NDAs in the Territory, including without limitation all pre-BLA meetings held with the FDA. Dendreon may participate in such discussions and meetings with the FDA to the extent described in 2.18.4(a) above. Dendreon will not have the right to participate, however, in discussions or meetings with Regulatory Agencies regarding Licensed Product being developed or sold by Genentech in the Territory outside the United States.
          (c) Notwithstanding Section 2.18.4(a) and (b) above, the primarily responsible Party will not be obligated to permit representatives of the other Party to attend any Regulatory Agency meetings related specifically to an inspection at such Party's premises by any Regulatory Agency.
          (d) To the extent either Party receives written, or material oral communication from the FDA relating to a Licensed Product, the Party receiving such communication shall notify the other Party of the substance of the communication and provide a copy of any written communication as soon as reasonably practicable.

     2.19 Information. Genentech and Dendreon will disclose and make available to each other in a timely manner all preclinical and clinical information concerning Licensed Products known by Genentech or Dendreon at any time during the Term of this Agreement. During collaborative Licensed Product development, and co-promotion, activities hereunder, each Party will use Commercially Reasonable and Diligent Efforts to disclose to the other Party all significant information directly related to Licensed Products promptly after it is learned or its significance is appreciated.

     2.20 Adverse Drug Events and Complaints. The Parties recognize that the Party that is the holder of the IND for the applicable Clinical Trials hereunder, and Genentech as the holder of a BLA or NDA, will be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Each Party shall promptly provide to the other Party, in connection with the collaborative Clinical Program hereunder or as long as Dendreon is sharing Operating Profits and Losses hereunder, a copy of any such adverse drug experience reports with respect to serious adverse events. In addition, the Parties agree to the following provisions, which may be modified by the Joint Project Team:

          (a) Each Party shall provide to the other Party, for initial and/or periodic submission to Regulatory Agencies, significant information on Licensed Products from its preclinical laboratory, animal toxicology and pharmacology studies;
          (b) In connection with Clinical Trials under the Clinical Program, each Party shall report to the other Party within three (3) days of the initial receipt of a report of any serious adverse experience (as defined by applicable law or regulation) with the applicable Licensed Products, or sooner if required for other Party to comply with regulatory requirements; and
          (c) In connection with any marketed Licensed Product for which Dendreon co-promotes hereunder, Dendreon shall provide to Genentech (i) a copy within three (3) business days of any adverse drug experience report it receives with respect to such Licensed Product, and (ii) shall notify Genentech of any serious complaint about the quality or efficacy of a Licensed Product received by it in sufficient detail. Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the Licensed Products, that Party agrees to require such Third Party to report to the contracting Party the information set forth in subsections 2.20(a), (b) and (c) above.

     2.21 Other Activities. During the Term of this Agreement, neither Party shall engage in research or development involving Licensed Products in the Territory directly or indirectly other than pursuant to this Agreement. Dendreon shall use commercially reasonable efforts to coordinate its Licensed Product research and development activities in the Dendreon Territory, including those activities conducted with its licensees and sublicensees, so as not to impede research and development activities under this Agreement, and shall endeavor to achieve a free flow of information to the JSC about such activities in the Dendreon Territory. Genentech shall use commercially reasonable efforts to coordinate its Licensed Product research and development activities in the Territory conducted outside the United States, including those activities conducted with its sublicensees, so as not to impede research and development activities under this Agreement, and shall endeavor to achieve a free flow of information to the JSC about such activities in the Territory conducted outside the United States. Both Parties shall retain full rights to conduct independent research and development work outside the scope of this Agreement directly or through Third Parties.

     2.22 Transfer of Materials. During the collaboration hereunder, each Party may transfer certain of its proprietary materials to the other Party. Each Party agrees that it will use such materials of the other Party only for the purposes of the collaboration hereunder, and will not transfer such materials to any Third Party without the prior written consent of the other Party hereunder. Except as expressly provided in this Agreement, the transfer of any such proprietary materials by one Party to another shall not be deemed to be a grant of any rights in the proprietary material. All right, title and interest in and to all such proprietary materials (and any patent rights relating thereto) shall remain in the Party transferring such materials. Proprietary materials made or assembled by a Party during and in furtherance of the collaboration hereunder, and which are directly related to Licensed Product, shall be considered jointly-owned proprietary material. Each Party shall have the right to use such jointly-owned proprietary materials solely for the purposes of the collaboration hereunder or for internal research purposes and shall not transfer, license or sublicense any such proprietary materials to any Third Party without the prior written consent of the other Party. Any Collaboration Invention Patent Rights arising from a Party's use of such proprietary materials shall be owned as provided in Section 8.1.

     2.23 Third Party Academic Researchers/Institutions.

          (a) The Parties acknowledge that it may be beneficial to the collaboration hereunder for each Party to transfer certain Trp-p8 reagents, Monoclonal Antibodies, Small Molecules and/or Licensed Products to academic researchers or governmental research institutions, under material transfer agreements and collaboration agreements, for additional research on such molecules ("Third Party Research Agreements"). The obligations of the Parties under such Third Party Research Agreements may include providing such researchers with research quantities of Trp-p8 reagents, Monoclonal Antibody, Small Molecule or Licensed Product. The Parties shall agree upon and coordinate all such Third Party Research Agreements, and amendments or extensions thereto, and the transfer of Monoclonal Antibodies, Small Molecules and Licensed Products thereunder, through the Joint Project Team, in a manner to conserve the available quantities of the Parties' research materials and to avoid compromise of the Parties' abilities to fulfill their obligations under the any Preclinical Plan or Clinical Plan hereunder. Any such Third Party Research Agreements shall be substantially in the form of a "Material Transfer Agreement" or "Research Collaboration Agreement" to be agreed upon by the Parties. Each Party agrees to promptly provide the other Party with all data, reports and information that such Party receives under such Third Party Research Agreements.
          (b) In the event that research conducted under any Material Transfer Agreement or Research Collaboration Agreement, entered into by one or both of the Parties and an academic or governmental Third Party, results in an invention or know-how made jointly or solely by a Third Party that relates to Licensed Products, the Parties shall determine whether a license (exclusive or non-exclusive) can and should be obtained under the rights of such Third Party to such invention or know-how. If the Parties agree that such license can and should be obtained, then the Parties will enter into a license agreement to jointly license such rights. Milestone payments and royalties payable to a Third Party, due to such a license granted pursuant to a Material Transfer Agreement or Collaboration Agreement, shall be chargeable in full to the collaboration as Cost of Sales in accordance with Exhibit B. If the Parties do not share DENDREON/GNE Development Costs and Operating Profits and Losses under this Agreement or if a milestone payment is due prior to the initiation of such sharing, then any such milestone payments and royalties will, unless the Parties agree otherwise, [...***...].

     2.24 Contracts with Third Parties. In addition to agreements made with academic researchers and governmental research institutions as provided in Section 2.23 above, during the Term the Parties may jointly or individually enter into written contracts with other Third Parties for activities to be performed in furtherance of the activities of the Parties hereunder, including, without limitation, Third Party consultants and clinical investigators. Each such contract shall incorporate the confidentiality obligations required under
          Section 11.1 below. In addition, Dendreon and Genentech each shall use commercially reasonable efforts to require, as an obligation under such contracts, that: (a) such Third Party consultants assign to Dendreon and Genentech as joint owners all inventions made by such consultants during the course of their consulting services, and (b) such Third Party clinical investigators assign to Dendreon and Genentech as joint owners, or grant an option to Dendreon and Genentech to co-exclusively license, all inventions made by such clinical investigators during the course of conducting clinical trials hereunder.

3.   Joint Steering Committee.

     3.1 Joint Steering Committee. The Parties hereby establish a Joint Steering Committee, or JSC, to oversee and direct the Product Development Program for Monoclonal Products and SM Products as provided in this Agreement. During the Preclinical Programs for Monoclonal Products and SM Products, each Party, through the JSC, will review the periodic information and reports of the other Party hereunder, and will be able to have input and offer suggestions regarding the Preclinical Program of the other Party. The JSC shall be comprised of up to three (3) representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party in accordance with this Agreement. Such representatives shall include individuals within the senior management of each Party with expertise in drug development and commercialization. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. The Parties shall designate the members of the JSC within twenty
          (20) days after the Effective Date of this Agreement. The JSC shall have the following authority and obligations with respect to Licensed
          Products:

          (a) To approve the overall strategy for, and to review and approve, the Product Development Program and Clinical Plans for Monoclonal Products and SM Products (with respect to SM Products, upon exercise of Genentech's SM Product option) and their related budgets.

                                             ***Confidential Treatment Requested

          (b) To provide direction to the Joint Project Team as provided herein, and to review and approve all activities delegated to the JPT under this Agreement.

          (c) To oversee and approve the activities of the Parties required to perform the Product Development Program.

          (d) To evaluate the results of the Preclinical and Clinical Programs for Monoclonal Products and SM Products.

          (e) To review and approve the selection by the Joint Project Team of development decision criteria, and of indications for which Licensed Products are developed.

          (f) To perform such other functions as set forth in this Agreement or as appropriate to further the purposes of this Agreement and the development of Licensed Product as determined by the Parties.

     3.2  JSC Meetings.

          3.2.1 Meeting Schedule. The JSC shall act at meetings held regularly on reasonable notice during the Term of this Agreement, but no less often than two (2) times per year or more often as agreed by the JSC. At least one (1) meeting annually must be conducted in person. The balance may be conducted by telephone or videoconference or other acceptable electronic means.

          3.2.2 JSC Chair. The JSC shall appoint one of the representatives of a Party to chair its meetings for a term of six (6) months. The term of an incumbent chair may not be extended and the successor shall be appointed from among the representatives of the other Party. The Chair shall coordinate and prepare the agenda with input from the other Party, and insure the orderly conduct of the JSC meetings. The Party hosting the JSC meeting shall appoint one person (who need not be a member of the JSC) to record the minutes of the meeting in writing. Such minutes shall reflect the matters discussed and the actions taken at the meetings. A copy of the minutes shall be provided to each Party promptly following a meeting for review and comment. Any modifications to a Clinical Plan (including the work, budget and timeline therefore) approved at a JSC meeting shall be considered approved and shall constitute an amendment to the Clinical Plan upon JSC ratification of the meeting minutes related thereto.

     3.3 Decision-Making and Issue Resolution. All decisions of or actions taken by the JSC shall be taken at a duly called meeting. The representatives from Dendreon will collectively have one vote and the representatives from Genentech will collectively have one vote in decisions, with decisions made by unanimous vote. The vote shall be reflected in the minutes of the meeting at which it was taken. If the JSC fails to reach agreement on an issue needing resolution, the matter shall be resolved by the Parties under the terms of Section
          12.9.1 below. The JSC may act on a specific issue without a meeting if it is documented in a written consent signed by all of the members of the JSC.

4.   Joint Project Team.

     4.1 Establishment of Joint Project Team. The Parties shall establish a Joint Project Team (JPT) at the time that the decision is to be made, as determined by the JSC, to select the first lead Monoclonal Antibodies or Small Molecules, as the case may be, to place into the Developmental Research phase of the Product Development Program. The JPT shall coordinate all activities for the Developmental Research and Clinical Program for Licensed Products (including SM Products if Genentech exercises its option under Section 2.6above) in the Field in the United States, including post-Regulatory Approval development studies. Each Party shall appoint representatives to the JPT and the JPT shall consist of such number of representatives of each Party as are reasonably necessary to accomplish the goals of the JPT hereunder. The number of such representatives may change from time to time. Such representatives will include, without limitation, individuals with expertise and responsibilities in the areas of clinical development, process sciences, regulatory affairs, product development and marketing, as applicable to the stage of development of the Licensed Product. One such representative from each Party shall be designated as that Party's "Project Team Leader" to act as the primary Joint Project Team contact for that Party. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. Any member of the Joint Project Team may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Project Team. The Joint Project Team will meet as provided in this Agreement or as otherwise agreed by the Joint Project Team or the JSC.

     4.2 Joint Project Team Responsibilities. The Joint Project Team shall be responsible for:

          (a) formulating the overall Clinical Program and the initial and subsequent annual Clinical Plans and related annual budgets in accordance with the schedule set forth in Sections 2.9 or as otherwise determined by the JSC;

          (b) formulating life cycle plans, full product development plans, and Commercialization Plans;

          (c) making overall decisions regarding the priority and design of all Clinical Trials for new indications;

          (d) developing a publication strategy and a calendar of key scientific and clinical meetings and other events for Licensed Products;

          (e) exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement;

          (f) determining the priority with respect to seeking Regulatory Approval of Licensed Products; and

          (g)  implementing all activities approved by the JSC.

          In addition, the Joint Project Team may designate subteams as appropriate to facilitate coordination and cooperation in key areas. Specifically, the Joint Project Team will designate a Joint Regulatory Subteam to coordinate efforts as may be necessary for IND filing and other regulatory activities.

     4.3 Joint Project Team Decision-making. As a general principle, the Joint Project Team will operate by consensus. In the event that the Joint Project Team members do not reach consensus with respect to a matter that is within the purview of the Joint Project Team herein, the Joint Project Team representatives of Dendreon shall collectively have one vote and the representatives of Genentech one vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote. If the Joint Project Team is unable to resolve a dispute regarding a matter within the purview of the JPT, such dispute shall be resolved by the JSC.

     4.4 Ceasing of Joint Project Team Operations. The Joint Project Team will cease operations and have no further function hereunder on the later of (i) the date on which the Parties are no longer developing or commercializing any Licensed Product hereunder or (ii) if applicable, the date on which the Parties are no longer sharing Dendreon/GNE Development Costs or Operating Profits or Losses with respect to any Licensed Product in the United States.

     4.5 Annual Production Requirements. The Joint Project Team shall be responsible for submitting annual Licensed Product supply requirement reports to the JSC for approval. Such reports shall include the forecasted requirements for Clinical Supply, Commercial Supply and Licensed Product placebo, pursuant to the Clinical Supply Agreement and Commercial Supply Agreement to be entered into by the Parties in accordance with Sections 7.9.2 and 7.9.3 hereof, and any other related information requested by the JSC. Each such report shall be submitted to the JSC with the annual Clinical Plan or Commercialization Plan and respective budget for each Licensed Product for the subsequent calendar year.

5.   Licenses and Rights.

     5.1  Dendreon Grant.

          (a) Dendreon hereby grants to Genentech an exclusive license under Dendreon Patent Rights and Dendreon Know-how, and Dendreon's rights under Joint Patent Rights, to use, make, have made, sell, offer for sale and import Trp-p8 and Licensed Products (other than SM Products and Licensed Vaccine Products) in the Field in the Territory. Such license shall be co-exclusive with Dendreon with respect to the use of Trp-p8 and such Licensed Products in the United States in Preclinical and Clinical Programs hereunder. In the event that the JSC approves Dendreon conducting its Preclinical Program activities or any Clinical Trials in any country in the Territory outside of the United States, then such license to use such Licensed Products shall be co-exclusive with Dendreon with respect to those activities in such country. In the event that Dendreon co-promotes any Licensed Product pursuant to
               Section 7.2 below, then such license shall also be co-exclusive with Dendreon with respect to the sale or offer for sale of such Licensed Products in the Field in the United States.

          (b) Dendreon hereby grants to Genentech a nonexclusive license without right of sublicense under Dendreon Patent Rights and Dendreon Know-how, and Dendreon's rights under Joint Patent Rights, to use, make and have made Small Molecules and SM Products in the Field in the United States from the Effective Date until the completion of the SM Product Preclinical Program under this Agreement.

          (c) Effective upon Genentech's exercise of its SM Product option rights in accordance with Section 2.6 above, Dendreon hereby grants to Genentech an exclusive license under Dendreon Patent Rights and Dendreon Know-how, and Dendreon's rights under Joint Patent Rights use, make, have made, sell, offer for sale and import Small Molecules and SM Products in the Field in the Territory. Such license shall be co-exclusive with Dendreon with respect to: (i) the use of SM Products in the United States in Clinical Trials, and (ii) in the Preclinical Program for SM Products if Genentech exercises its option prior to the completion of such Preclinical Program. In the event that Dendreon conducts any JSC approved SM Product Clinical Trials in any country in the Territory other than the United States, then such license for the use of such SM Product shall be co-exclusive with Dendreon with respect to those Clinical Trials in such county. In the event that Dendreon co-promotes any SM Product pursuant to Section 7.2 below, then such license shall also be co-exclusive with Dendreon with respect to the sale or offer for sale of such SM Product in the Field in the United States.

          (d) Effective upon execution of an agreement between Dendreon and Genentech pertaining to Licensed Trp-p8 Vaccine Products pursuant to Section 2.7 above, Dendreon hereby grants to Genentech a co-exclusive license under the Vaccine Product Patent Rights and Vaccine Product Know-how, and Dendreon's rights under Joint Patent Rights to use, make, and have made, offer for sale, sell and export Licensed Trp-p8 Vaccine Products in the Field in the Territory.

     5.2  Genentech Grant.

          (a) Genentech hereby grants to Dendreon a nonexclusive license to use (and to make and have made during Dendreon's Discovery Research and Developmental Research) Monoclonal Antibodies, Monoclonal Products, Small Molecules and SM Products under Genentech Patent Rights, Genentech Know-how in the United States for the purpose of carrying out Dendreon's activities under the Preclinical Plans and Clinical Plans under this Agreement. Genentech also hereby grants to Dendreon a license, co-exclusive with Genentech, under Genentech Patent Rights, Genentech Know-how, and Genentech's rights under Joint Patent Rights to sell and offer for sale Licensed Products in the Field in the United States, but only to the extent that Dendreon co-promotes any Licensed Product in the United States pursuant to Section 7.2 below.

          (b) Genentech hereby grants to Dendreon a nonexclusive royalty bearing license with right of sublicense through multiple tiers of sublicensees under Genentech Patent Rights, Genentech Know-how and Genentech's interest in the Joint Patent Rights to use, sell, offer for sale and import Licensed Products in the Field in the Dendreon Territory.

          (c)  For clarification, the license rights granted under this Section
               5.2 do not include any right under Genentech Patent Rights or Genentech Know-how to make products other than Small Molecules, SM Products, Monoclonal Antibodies, and Monoclonal Products as granted in 5.2(a) above.

     5.3 Dendreon Sublicense Rights. Dendreon may sublicense its co-exclusive license rights granted under Section 5.2(b) above through multiple tiers of sublicensees to enable its sublicensees to use sell, offer for sale and import Trp-p8 and Licensed Products in the Dendreon Territory.

     5.4  Genentech Sublicense Rights.

          (a) Genentech shall have the right to sublicense the license rights to Licensed Products (other than SM Products) granted to it under
               Section 5.1 above, through multiple tiers of sublicensees, in the Territory outside of the United States without the consent of Dendreon. Upon exercise of its option under Section 2.6, Genentech shall also have the right to sublicense the license rights to SM Products granted to it under Section 5.1 above, through multiple tiers of sublicensees, in the Territory outside of the United States without the consent of Dendreon.
          (b) With respect to sublicensing within the United States, following the [...***...] and payment of the associated milestone as provided in section 6.2, Genentech shall have the right to sublicense the license rights granted to it under Section 5.1(a), through multiple tiers of sublicensees, in the United States, without the consent of Dendreon, to a Third Party with product revenues and product development experience similar to that of Genentech at the time of the execution of this Agreement.
          (c) Following Genentech's exercise of its option for SM Products as provided in Section 2.6 and the decision of the JSC to proceed to Clinical Trials for an SM Product, Genentech shall have the right to sublicense the license rights granted to it under Section 5.1(c), through multiple tiers of sublicensees, in the United States, without the consent of Dendreon, to a Third Party with product revenues and product development experience similar to that of Genentech at the time of the execution of this Agreement.
          (d) With respect to either Monoclonal Product(s) or SM Product(s), if a potential Third Party sublicensee does not meet these revenue and experience criteria in Sections 5.4(b) and 5.4(c), Genentech shall have the right to sublicense its rights under Section 5.1(a) and (c), through multiple tiers of sublicensees, with the prior written consent of Dendreon, which consent shall not be unreasonably withheld or delayed.
          (e) With respect to Licensed Trp-p8 Vaccine Products, the rights, if any, of Genentech to sublicense shall be set forth in the written agreement of the parties for Licensed Trp-p8 Vaccine Products described in Section 2.7 above.

     5.5 Sublicensee Obligations. If any Party grants a sublicense in the Territory as permitted under this Agreement, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to such Party for all purposes. The sublicensing Party assumes full responsibility for the performance of all obligations so imposed on such sublicensee, including, without limitation, all payments due under this Agreement by reason of the operation of any such sublicense. Such sublicense shall not constitute a novation of this Agreement or otherwise relieve the sublicensing Party from obligations under this Agreement.

                                             ***Confidential Treatment Requested

     5.6 Trademark License. Genentech hereby grants to Dendreon, a co-exclusive (co-exclusive with Genentech), non-transferable, non-sublicenseable license and right to use the Product Trademarks solely within the United States and solely in connection with Dendreon's Licensed Product development, and co-promotion of Licensed Product if applicable, under this Agreement.

     5.7 Exclusions. Other than as provided in this Article 5 or Article 8 below, this Agreement does not provide, nor shall it be interpreted, construed or otherwise deemed to imply or provide, either Party with any additional grants, licenses, options or other rights under the Dendreon Patent Rights, Genentech Patent Rights, Joint Patent Rights, Collaboration Inventions or to Know-how, or to any rights to any other patents, know-how or proprietary technology or materials of the other Party.

6.   Payments.

     6.1 Equity Investment. In consideration of this Agreement, the Parties will enter into an Equity Investment Agreement of even date herewith by which Genentech will purchase $2 million in common stock of Dendreon within ten (10) working days of the Effective Date.

     6.2 Additional Equity Investment. Within thirty (30) days after the [...***...] that binds to Trp-p8 on intact cells, Genentech shall pay Dendreon a non-refundable fee of $2.5 million through the purchase of Dendreon common stock on the terms set forth in the Equity Investment Agreement. For purposes of this Section 6.2 an [...***...] means the [...***...]. In the event that Dendreon is acquired by a Third Party, by merger, consolidation, purchase or otherwise prior to such $2.5 million fee becoming payable hereunder, Genentech, as its sole option, may elect to pay such $2.5 million fee in cash in lieu of such equity investment.

     6.3 Monoclonal Product Milestones. Subject to the other terms and conditions of this Agreement, Genentech will pay Dendreon the following milestone payments for Monoclonal Products:

                                             ***Confidential Treatment Requested

          (a)  FDA acceptance of first IND filing for the first Monoclonal              [...***...]
               Product

          (b)  Upon the first determination by the FDA in a pre BLA meeting that        [...***...]
               the FDA will consider the first BLA for the first Tumor Type in a
               Prevalent Cancer filed based upon data from a Pivotal Trial

          (c)  Acceptance by the FDA of the first BLA based upon data from a            [...***...]
               Pivotal Trial for the first Monoclonal Product

          (d)  Administration of investigational Monoclonal Product to the first        [...***...]
               subject in the first Phase III Clinical Trial in the United
               States for each Tumor Type in a Prevalent Cancer or for the first
               Pivotal Trial in the United States for a Monoclonal Product for
               the second or any subsequent Tumor Type in a Prevalent Cancer

          (e)  Notice from the FDA of its acceptance for review of the first BLA        [...***...]
               based upon data from a Phase III Clinical Trial for the first
               Monoclonal Product

          (f)  First Commercial Sale of the first Monoclonal Product in the             [...***...]
               first Tumor Type approved in the United States

          (g)  First Commercial Sale in the United States of a Monoclonal               [...***...]
               Product approved for second Tumor Type that is a Prevalent Cancer

          (h)  First Commercial Sale in the United States of a Monoclonal               [...***...]
               Product approved for a third Tumor Type that is a Prevalent
               Cancer

          Milestone payment (b), however, will be paid only in lieu of milestone payment (d) as to the first Monoclonal Product in the first Tumor Type and only in the event that no Phase III Clinical Trial is conducted for that first Monoclonal Product in the first Tumor Type because the Phase II Clinical Trial for such Monoclonal Product is a Pivotal Trial. Milestone payment (c) will be paid only in lieu of milestone payment (e), and only in the event that the FDA accepts the first BLA for such first Monoclonal Product based upon such Pivotal Trial data.

                                             ***Confidential Treatment Requested

          In the event that the BLA based on such Pivotal Trial is not ultimately accepted by the FDA, or does not result in Regulatory Approval by the FDA of such first Monoclonal Product in the first Tumor Type, and a Phase III Clinical Trial is ultimately conducted for the first Monoclonal Product in the first Tumor Type, then the following provisions apply: (i) If a Phase III Clinical Trial is ultimately commenced for such first Monoclonal Product in the first Tumor Type after milestones (b) and (c) have been paid by Genentech, but the BLA filing based on such Pivotal Trial for such Monoclonal Product did not result in Regulatory Approval by the FDA, then milestone (d) for such Phase III Clinical Trial will not be paid by Genentech; (ii) If a Phase III Clinical Trial is ultimately commenced for such Monoclonal Product in the first Tumor Type after milestone
          (b) has been paid by Genentech but the BLA filing based on the Pivotal Trial for such Monoclonal Product was not accepted by the FDA and milestone (c) therefore not paid, milestone (d) for such Monoclonal Product shall be reduced to [...***...].

     6.4  SM Product.

          6.4.1 As consideration for the option granted in Section 2.6, Genentech shall pay Dendreon the sum of $1,000,000 within ten (10) business days of the execution of this Agreement.

          6.4.2 As the fee to exercise the SM Product option provided in Section 2.6, Genentech shall pay to Dendreon the sum of [...***...] within ten
          (10) business days of its delivery to Dendreon of Genentech's notice of exercise of the option under Section 2.6.

          6.4.3 Subject to the other terms and conditions of this Agreement, Genentech shall pay Dendreon the following one time milestone payments upon the first occurrence of such event with respect to the first SM Product to achieve the relevant milestone:

          Administration of investigational SM Product to the first subject in                  [...***...]
          first Phase II Clinical Trial in the United States

          Administration of investigational SM Product to the first subject in
          the first Phase III Clinical Trial in the United States for a                         [...***...]
          Prevalent Cancer

          Notice from the FDA of its acceptance of the first NDA for a SM
          Product. If the notice follows a Pivotal Trial, the milestone shall be                [...***...]
          increased by [...***...]

          First Commercial Sale of SM Product in the United States                              [...***...]

                                             ***Confidential Treatment Requested

     6.5  Royalties to Dendreon.

          (a) If Dendreon elects to pay [...***...] of Phase III Clinical Trial Costs for a Licensed Product (other than Licensed Trp-p8 Vaccine Products) as provided in Section 2.14, then Dendreon and Genentech shall share the Operating Profits and Losses (as such terms are defined in Exhibit B hereto) for such Licensed Product in the United States [...***...] to Dendreon and [...***...] to Genentech in accordance with Exhibit B. In the event that, with respect to a Licensed Product, Dendreon does not elect to make such payment and share in the Operating Profits and Losses above, then Genentech shall pay to Dendreon a royalty of [...***...] of Net Sales of such Licensed Product by Genentech and its sublicensees in the United States. In all cases, Genentech shall pay to Dendreon a royalty of [...***...] of Net Sales of Licensed Products by Genentech and its sublicensees in countries in the Territory other than the United States. Such royalty obligations shall terminate in accordance with Section 10.1(a).
          (b)  If royalty payments are to be paid to Dendreon pursuant to
               Section 6.5(a) above, and the sale of a Licensed Product by Genentech in any country in the Territory requires the payment of royalties to a Third Party, then Genentech shall have the right to deduct an amount up to [...***...] of such royalties actually paid to such Third Party from its royalty obligation to Dendreon hereunder, provided, however, that in no event shall the royalty to Dendreon for such Licensed Product be reduced below [...***...] (the "Floor"); provided, however, that the Floor shall be [...***...] if Dendreon does not fulfill its obligation hereunder to complete Phase I and Phase II Clinical Trials for the Licensed Product for which the royalty payment is made.

     6.6 Royalties to Genentech. Dendreon shall pay to Genentech a royalty of [...***...] of Net Sales of Licensed Products (other than Licensed Trp-p8 Vaccine Products) by Dendreon, its licensees and sublicensees in the Dendreon Territory. Such royalty obligation shall terminate in accordance with Section 10.2

     6.7 Currency and Payments. All milestone and royalty payments due to the other Party hereunder shall be made in cash within thirty (30) days of the applicable milestone, or, with respect to royalties, quarterly within sixty (60) days after the last day of each calendar quarter, all in U.S. dollars by means of wire or electronic transfer to the other Party's account in a bank in the United States to be designated by the other Party. All associated bank wire charges shall be borne by the payee. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the average of the rates of exchange for the currency of the country from which the royalties are payable as published by Reuter's (or if not available, by Bloomberg, L.P.) for the quarterly period for which a payment is due.

     6.8 Royalty Reports. Each royalty payment shall be accompanied by a report summarizing in suitable detail as determined by the JSC the Net Sales of Licensed Product during the relevant three-month period.

                                             ***Confidential Treatment Requested

     6.9 Books and Records. Each Party shall keep accurate and complete accounting information, reports and other records, along with supporting documentation as necessary for the proper determination of amounts due to the other Party under this Agreement. Such records shall be maintained for at least four (4) years after the date of the payment to which the records relate.

     6.10 Audit Rights. Each Party, upon reasonable advance notice to the other, shall permit a certified public accountant reasonably acceptable to the audited Party to have access, during ordinary business hours once each calendar year, to such records under Section 6.9 as may be necessary to determine the accuracy of any amounts due by the audited Party under Sections 6.5 or 6.6, as applicable. The auditor shall be required to maintain all information obtained in the course of the audit as Confidential Information and report to the other Party only that information necessary to verify the calculation of amounts due. The audited Party shall be copied with any information provided by the auditor to the Party initiating the audit. Any under-payment or over-payment of amounts due to a Party shall be promptly paid or refunded as the case may be. The Party initiating the audit shall be solely responsible for the expenses of the audit unless the audit determines that with respect to the total amounts paid to the initiating Party during a calendar year, the initiating Party was underpaid by five percent (5%). In that event, the audited Party shall promptly reimburse the initiating Party for the expenses of the audit.

     6.11 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party.

     6.12 Taxes. The receiving Party shall pay any and all taxes levied on account of such payments it receives under this Agreement. If laws or regulations require that taxes payable by the receiving Party be withheld, the other Party shall (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to and receipt by the taxing authority to the receiving Party.

7.   Commercialization in the Territory

     7.1  Commercialization - General Roles.

          (a) Provided that Dendreon is sharing in Operating Profits and Losses with respect to Licensed Product as provided in Section 2.14, then the provisions of this Section 7.1 through 7.7 shall apply with respect to such Licensed Product. In such event, the JSC shall have the responsibility and authority to (i) approve commercialization strategy plans and (ii) monitor, review and approve the budget and costs incurred in commercialization activities. The JPT shall have the responsibilities set forth in
               Section 4.2 and the responsibility for branding and trademark strategy, developing Clinical Trial plans for post-approval Clinical Trials, and review and approval of overall commercialization budgets and costs.

          (b) Genentech has established the infrastructure and expertise for the marketing and sales of therapeutic drugs. Whether or not Dendreon is co-promoting Licensed Product pursuant to Section 7.2 below, Genentech shall have the responsibility for the design and implementation of product launch activities and, subject to
               Section 7.2 below, the promotion, marketing and sales of Licensed Products in the United States. Dendreon shall have input on the overall commercialization and promotion strategy and related overall budgets in the United States through the JSC and JPT as provided herein.
          (c) If Dendreon is not sharing in Operating Profits and Losses for Licensed Product under Section 2.14, then Genentech will have full and sole responsibility and decision making authority for all commercialization activities in the United States with respect to such Licensed Product. Whether or not Dendreon is sharing in Operating Profits and Losses or co-promoting a Licensed Product hereunder, Genentech shall have the full responsibility of and decision making for all commercialization activities in the Territory outside of the United States. In either case in this Section 7.1(c), the JSC and JPT will have no oversight or responsibility for such commercialization activities.

     7.2 Marketing and Sales by Dendreon. Provided that Dendreon is sharing in Operating Profits and Losses for a Monoclonal or SM Product and demonstrates to the reasonable satisfaction of Genentech that Dendreon has met all of the following conditions, Dendreon shall have the right to co-promote such Monoclonal or SM Product in the United States: (a) Dendreon has the capability to adequately co-promote such Monoclonal or SM Product in that Dendreon has established, at its own cost, adequate sales infrastructure and personnel (including for example, and without limiting the foregoing, an adequate sales force, customer service, etc.); (b) such co-promotion efforts by Dendreon will benefit the collaboration by resulting in incremental Operating Profits; and
          (c) such co-promotion by Dendreon does not create an overly burdensome impact on Genentech's promotion infrastructure or sales force for such Monoclonal or SM Product pursuant to an existing or currently proposed Commercialization Plan. The Parties agree that the determination, to the reasonable satisfaction of Genentech, that Dendreon has or has not met these criteria shall be made on a Licensed Product by Licensed Product basis following good faith discussion between the Parties. Further, unless Dendreon has entered into an agreement with Genentech as provided in Section 7.3 below, Dendreon shall not have the right to co-promote such Licensed Product if: (i) Dendreon is filing or has filed a BLA or NDA for or is selling a Competing Product, or (ii) is conducting a Phase III clinical trial evaluating a Competing Product with endpoints designed to position the Competing Product as a substitute product for such Licensed Product. For purposes of this
          Section 7.2, a "Competing Product" means a product that satisfies both of the following: (i) it is or will be labeled for the treatment of the same Tumor Type as the relevant Licensed Product, and (ii) it is or will be marketed as a substitution for the such Licensed Product in the United States.

     7.3 Genentech's Option to Co-Promote Competing Products. If Dendreon satisfies the criteria in Section 7.2, to the reasonable satisfaction of Genentech, to co-promote a Monoclonal or SM Product and Dendreon desires to so co-promote such Monoclonal or SM Product, but Dendreon is engaged in the development or commercial sale of a Competing Product(s) (as defined in Section 7.2 above) then Genentech shall have a right of first refusal to co-promote such Competing Product(s) on the same terms and conditions and in the same territory as proposed in a bona fide offer by a Third Party. Dendreon shall provide Genentech with thirty (30) days written notice of a bona fide offer to so co-promote, describing the financial and other general terms of such offer and providing summary information about such Competing Product sufficient to evaluate the efficacy and safety of such Competing Product. Genentech shall have thirty (30) days from the date of receipt of such notice and such information and data to agree to co-promote the Competing Product(s) upon the financial and other general terms specified in the notice by giving written notice to Dendreon. If Genentech elects not to exercise its right of first refusal, Dendreon shall have one hundred eighty (180) days thereafter to enter into an agreement with the Third Party upon terms substantially the same as those described in the notice to Genentech. In no event may Dendreon enter into such an agreement with a Third Party on terms that are, considered as a whole, materially less favorable to Dendreon than those proposed to Genentech above. If Dendreon has not entered into such an agreement within said one hundred eighty (180) day period, Dendreon shall not thereafter enter into an agreement with a Third Party to co-promote a Competing Product(s) without providing Genentech with a right of first refusal as described above. If Genentech elects not to enter into an agreement with Dendreon to co-promote such Competing Product upon such terms, or as long as Dendreon conducts development of, or sells, such Competing Product with or without any Third Party, then Dendreon shall not have the right to co-promote a Monoclonal or SM Product hereunder with which the Competing Product competes, as defined in Section 7.2 above.

     7.4 Commercialization Plans. For each Monoclonal or SM Product, all commercialization activities in the United States shall be conducted in accordance with a written five-year commercialization plan and an annual commercialization plan and budget to be prepared by Genentech (each a "Commercialization Plan") and approved by the JSC. Within sixty (60) days after NDA or BLA submission, Genentech shall submit to the JSC a five year Commercialization Plan, including budget, for the commercialization of the relevant Licensed Product in the United States. Thereafter, Genentech shall update such Commercialization Plan and present the updated plan to the JSC on a yearly basis as follows: an updated life cycle plan by the end of the first calendar quarter, an updated three year brand plan by the end of the third calendar quarter, and an updated annual tactical plan and budget by the end of the fourth calendar quarter. A Commercialization Plan shall address all overall activities that contribute to the successful marketing and commercialization of a Monoclonal or SM Product including, without limitation, overall budgets, product positioning, pre-launch preparation, launch of the product, ongoing marketing and commercial development, and forecasting, promotion, label expansion, regulatory strategy and the like.

     7.5 Commercialization Efforts. Each Party, to the extent that such Party is participating in the marketing of Monoclonal or SM Products, shall use Commercially Reasonable and Diligent Efforts in marketing such Monoclonal or SM Products in the United States in accordance with the relevant Commercialization Plan.

     7.6 Additional Genentech Responsibilities. Notwithstanding any co-promotion of Licensed Product by Dendreon under Section 7.2 and the activities of the JSC and JPT under Sections 7.1 and 7.4 above, Genentech shall be responsible for the design of promotional materials, shall file such promotional materials with the FDA as required under applicable law, and shall be designated by Dendreon as the Party responsible for filing such materials. Further, subject to
          Section 2.18,Genentech will have primary responsibility for and final approval of any and all activities that are regulated by FDA regulations, guidelines or oversight. Genentech will also be solely responsible for the following activities with respect to a Licensed
          Product: sales training, market research, tactical plans, booking sales, handling all returns, handling all aspects of order processing, invoicing and collection, receivables, providing customer medical information, collection of data of sales to hospitals and other end users, distribution, inventory, data collection and warehousing.

     7.7 Commercialization Costs. Except as otherwise provided herein, if Dendreon has elected to share in Operating Profits and Losses for Licensed Product pursuant to Section 2.14 above, all costs related to the commercialization of such Monoclonal or SM Product in the United States shall be shared by the Parties as provided in Exhibit B.

     7.8  Trademarks and Domain Names.

          7.8.1 Single Product Trademark. It is the intent of the Parties that a single product trademark shall be developed for use on and in connection with Licensed Products in the United States ("Product Trademark"). Genentech shall develop a Product Trademark for each Licensed Product before Regulatory Approval of such product in the United States and shall reasonably consider Dendreon's comments and suggestions thereon. Genentech shall be responsible for all activities necessary or desirable to procure and maintain the trademark registration of such Product Trademark in the United States, and any other Licensed Product trademarks in each country in the Territory outside of the United States, and any corresponding domain names and domain name registrations. Genentech shall exclusively own the Product Trademark, and any other trademarks, for Licensed Products in all countries in the Territory and any domain names. If Dendreon is participating in the Profit/Loss sharing under Exhibit B, the costs for such procurement and maintenance of trademark and domain name registration in the United States shall be a Trademark Cost under Exhibit B.

          7.8.2 Acknowledgment of Ownership Rights. Dendreon acknowledges and agrees that all use of the Product Trademarks hereunder by Dendreon will inure to the exclusive benefit of Genentech, the owner of Product Trademarks. Dendreon undertakes to make use of the Product Trademarks in such a way that the ownership rights of Genentech in said marks will not be jeopardized or compromised. Dendreon shall not use the Product Trademarks as all or part of any corporate name, trade name, trademark, service mark, certification mark, collective membership mark, domain name, or any other designation confusingly similar to the Product Trademarks in any way that damages the Product Trademarks. If any application for registration is or has been filed on the behalf of Dendreon in any country and relates to any mark which, in the reasonable opinion of Genentech, is confusingly similar, deceptive, or misleading with respect to, or dilutes or in any other way damages the Product Trademarks, Dendreon shall, at Genentech's request, abandon all use of such mark and any registration or application for registration. If Dendreon declines to do so, the Party prevailing in any opposition or related proceeding instigated by Genentech or its authorized representative thereafter in response to such filing shall be entitled to reimbursement from the other Party for its costs and expenses, including reasonable attorneys' fees.

          7.8.3 Use of Trademark Designations. Dendreon agrees to use its commercially reasonable best efforts to use the(TM)designation in conjunction with Dendreon's use of the Product Trademarks as permitted hereunder within the United States until such time as U.S. registrations issue. Once the U.S. registrations issue, Dendreon agrees to use the(R) designation with Dendreon's uses hereunder of the Product Trademarks.

          7.8.4 Infringement of Product Trademarks. Each Party shall notify the Joint Project Team promptly upon learning of any actual, alleged or threatened infringement of a Product Trademark applicable to a Licensed Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. Genentech shall have the sole and exclusive right to enforce the Product Trademarks. If the Parties share Operating Profits and Losses for a Licensed Product, all of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a Product Trademark for such Licensed Product in the United States shall be Trademark Costs shared in accordance with Exhibit B. Any recovery from such action(s) shall be Other Income, which shall be shared by the Parties in accordance with Exhibit B. If the Parties are not sharing Operating Profits and Losses for a Licensed Product in the United States and in all cases of infringement in the Territory outside the United States, all such costs with respect to such Licensed Product shall be borne solely by Genentech and all such recoveries shall be retained solely by Genentech.

     7.9  Manufacture and Supply.

          7.9.1 Clinical Supply. Dendreon shall provide or cause to be provided, at its cost, all Small Molecules for the completion of its Preclinical Plan. Dendreon may enter into one or more manufacturing and supply agreement(s) with a Third Party contract manufacturer(s) covering the manufacture, supply and quality control of such Small Molecules. If an agreement with a Third Party contract manufacturer will include Clinical Supply, such Third Party contract manufacturer(s), and manufacturing and supply agreement, shall be submitted to the JSC for review and approval prior to execution of such agreement.

          7.9.2 Clinical Supply for Monoclonal Antibodies. Genentech shall provide or cause to be provided, at its cost, all supplies of Monoclonal Antibodies for the completion of its Preclinical Plan, and all Clinical Supply of SM Product and Monoclonal Product for all Clinical Trials hereunder at its sole expense; provided, however, that Dendreon shall share in the costs of Clinical Supply for Phase III Clinical Trials for a Monoclonal or SM Product if it elects to share Dendreon/GNE Development Costs and Operating Profits and Losses for such Monoclonal or SM Product pursuant to Section 2.14. As shall be addressed in the Clinical Supply Agreement, it is the intention of the Parties that process development and other activities related to scale up to manufacture of Commercial Supply of Monoclonal Product and SM Product in the United States will be completed prior to the commencement of Phase III Clinical Trials for each Licensed Product. As long as Genentech is providing Clinical Supply of a SM Product or Monoclonal Product for Clinical Trials hereunder, Genentech will supply Clinical Supply of the same SM Product or Monoclonal Product in amounts agreed upon by the Parties for Dendreon and Dendreon's licensees' clinical trials in the Dendreon Territory. The detailed terms of the supply by Genentech of Clinical Supply will be governed by a manufacturing and supply agreement negotiated in good faith and entered into between the Parties (the "Clinical Supply Agreement") as soon as practicable after the execution of this Agreement.

          7.9.3 Commercial Supplies. Genentech shall be responsible for establishing a commercial manufacturing process and for supplying or causing to be supplied Commercial Supply of SM and Monoclonal Products, at the scale and in the amounts required to meet demand for such products in the Territory. As long as Genentech is manufacturing a Monoclonal or SM Product for commercial sale in the Territory, Genentech will be responsible for supplying Commercial Supply of such Monoclonal Product or SM Product for Dendreon and its licensees in the Dendreon Territory, in quantities to be agreed upon by the Parties. The detailed terms of the supply by Genentech of Commercial Supply will be governed by a manufacturing and supply agreement (the "Commercial Supply Agreement") and a quality assurance/quality control agreement (the "Quality Agreement"), each negotiated in good faith and entered into between the Parties prior to the end of the first Phase III Clinical Trials hereunder. Genentech may enter into a supply agreement with a Third Party contract manufacturer (which may be the same manufacturer used by Dendreon for preclinical supplies) covering the manufacture, supply and quality control of Commercial Supply as soon as practicable after the JSC has determined that a Phase II Clinical Trial is a Pivotal Trial or at the end of Phase III Clinical Trials. A proposed contract manufacturing agreement shall be submitted to the JSC for review and comment prior to execution. Genentech shall give reasonable consideration to the views of the Dendreon members of the JSC with respect to the selection of the contract manufacturer and the financial and other terms of the agreement, but the final decision on contract manufacturer and such contract terms shall be made by Genentech.

          7.9.4 Cost for Dendreon Territory. The costs to Dendreon for Clinical and Commercial Supply of Monoclonal Product and SM Product in the Dendreon Territory shall be Genentech's Fully Burdened Manufacturing Costs plus [...***...].

8.   Inventions and Infringement.

     8.1  Inventorship and Ownership.

          8.1.1 Inventorship. Inventorship of Collaboration Inventions shall be determined in accordance with the U.S. patent laws. Each Party's patent counsel shall determine inventorship, and in the case of disagreements regarding inventorship, the Parties shall refer the same to mutually acceptable outside counsel. All such determinations shall be

                                             ***Confidential Treatment Requested
          documented to ensure that any patent applications reflect appropriate inventorship and that inventions and patent rights are assigned to the appropriate Party under Section 10.8. Each Party will promptly disclose to the other all Collaboration Inventions made by it during the Term of this Agreement. Subject to Section 8.1.2 below, as between the Parties, Dendreon shall own all Dendreon Collaboration Inventions, Genentech shall own all Genentech Collaboration Inventions, and Joint Collaboration Inventions shall be jointly owned by Dendreon and Genentech. Subject to Section 8.1.2 below, Dendreon and Genentech each shall require all of their respective employees and consultants to assign all Collaboration Inventions made by them during the Term of this Agreement to Dendreon or to Genentech, respectively, as the case may be.

          8.1.2 Collaboration Invention Patents. Notwithstanding the foregoing, and subject to the provisions of Section 10.10 below, any Collaboration Invention that is the subject of a patent application or patent and that is made solely by employee(s) or consultant(s) of Dendreon or solely by employee(s) or consultant(s) of Genentech or jointly by employee(s) or consultant(s) of both Dendreon and Genentech shall be jointly owned by Dendreon and Genentech during the Term of this Agreement; provided, however, that the Party whose employee(s) were not named inventors shall not assign, license, sublicense, transfer, or otherwise dispose of or encumber any portion of its interest in any such jointly owned Collaboration Invention Patent Rights without the prior written consent of the other Party, which consent shall be at such other Party's sole discretion Dendreon and Genentech each shall require all of its employees and consultants to assign all Collaboration Inventions made by them during the Term of this Agreement that are the subject of patent applications to Dendreon and Genentech as joint owners.

     8.2 Restrictions on Jointly-Owned Collaboration Inventions. During the Term of this Agreement, neither Party shall, in the Territory, license (except to the other Party pursuant to the license grant under Article 5 above), sublicense, assign, dispose of, encumber or otherwise impair any portion of its interest in any jointly owned Collaboration Invention, other than as permitted under Article 5 to a permitted sublicensee hereunder for purposes of such sublicense or to a Permitted Assignee hereunder, without the prior written consent of the other Party in its sole discretion.

     8.3 Prosecution and Maintenance of Genentech Patent Rights, Dendreon Patent Rights and Vaccine Product Patent Rights. Genentech shall have the sole responsibility to file, prosecute, defend and maintain Genentech Patent Rights worldwide and shall bear all expenses associated therewith, and Dendreon shall have the sole responsibility to file, prosecute, defend and maintain Dendreon Patent Rights and Vaccine Product Patent Rights worldwide and shall bear all expenses associated therewith.

     8.4  Prosecution and Maintenance of Collaboration Invention Patent Rights.

          8.4.1 Coordination. The Parties intend to prosecute and manage Collaboration Invention Patent Rights on a coordinated basis so that such Collaboration Invention Patent Rights provide the broadest possible protection for Licensed Products. To that end, the Parties will share information and each Party will consider the views of the other Party with respect to the scope of claims and decisions regarding the prosecution and maintenance of Collaboration Invention Patent Rights, to the extent possible. The Parties' patent counsel will regularly review with the Parties the status of all pending applications and issued patents within Collaboration Invention Patent Rights.

          8.4.2 Outside Counsel. Outside counsel mutually acceptable to Genentech and Dendreon shall have the responsibility to file, prosecute and maintain Collaboration Invention Patent Rights. Such outside counsel shall respond to both Parties' reasonable requests for information about the course of patent prosecution or other proceedings relating thereto, shall provide both Parties with copies of all communications relating thereto with a patent office, and shall reasonably and equally consider comments by both Parties thereon. The Parties shall cooperate reasonably in the prosecution thereof and shall share all material information relating thereto promptly after receipt of such information. Neither Party shall make a submission to a patent office that could materially affect the scope or validity of the patent coverage of any Collaboration Invention Patent Rights without providing a reasonable opportunity to the other Party to comment upon such submission. Notwithstanding the provisions of Exhibit B hereto, the expenses for such outside counsel and all filing, issue, maintenance and other fees and other costs of filing, prosecution and maintenance of Collaboration Invention Patent Rights shall be borne by the Parties in equal shares.

          8.4.3 SM Products. In the event Genentech does not exercises its option pursuant to Section 2.6 with respect to SM Products, then, effective upon the expiration of the option exercise period therein, Genentech hereby (i) assigns to Dendreon all of its right, title and interest in and to any Collaboration Invention Patent Rights Covering Dendreon Collaboration Inventions to the extent that they cover Small Molecules or SM Products and (ii) will grant to Dendreon a nonexclusive, world-wide license with right to sublicense through multiple tiers of sublicensees under Genentech's interest in Joint Collaboration Inventions and Genentech's Collaboration Inventions to the extent Covering Small Molecules or SM Products. Such nonexclusive license shall be royalty-bearing and subject to commercially reasonable terms to be negotiated by the Parties. Thereafter, Dendreon shall have the sole responsibility to file, prosecute, defend and maintain Collaboration Invention Patent Rights to the extent solely Covering Small Molecules and SM Products using outside patent counsel in accordance with the terms of Section 8.4.2 and shall bear all expenses associated therewith. Thereafter, the restrictions set forth in Section 8.2 shall no longer apply to jointly owned Collaboration Inventions Covering Small Molecules and SM Products.

          8.4.4 Abandonment. If a Party elects not to participate in the filing, prosecution or maintenance, or to otherwise abandon, any Joint Patent Rights (the "Abandoning Party") in a country for which the Parties had agreed to so file and prosecute the Joint Patent Rights, it shall notify the other Party. Thereafter, the other Party shall have the right to pursue, at its expense and sole discretion, prosecution or maintenance of such Joint Patent Rights in the relevant country using outside counsel in accordance with the terms of Section 8.4.2.

     8.5 Patent Interferences. In the event that an interference is declared by the U.S. Patent and Trademark Office (i) between (a) a claim in one or more patents or patent applications within the Dendreon Patent Rights and (b) a claim in one or more patents or patent applications within the Genentech Patent Rights, or (ii) between (a) or (b) above and (c) one or more patents or patent applications within the Joint Patent Rights, then the Parties shall in good faith establish within thirty
          (30) days of the declaration of such interference or such other time as agreed upon a mutually agreeable process to resolve such interference in a reasonable manner in conformance with all applicable legal standards

     8.6  Patent Enforcement.

          8.6.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged infringement of which it becomes aware, of any intellectual property right licensed or sublicensed to a Party under this Agreement setting forth the facts of such alleged infringement known to the reporting Party with reasonable specificity.

          8.6.2 Enforcement of Genentech Patent Rights, Dendreon Patent Rights and Vaccine Product Patent Rights. Genentech shall have the sole responsibility to enforce Genentech Patent Rights worldwide and shall bear all expenses associated therewith, and Dendreon shall have the sole responsibility to enforce Dendreon Patent Rights and Vaccine Product Patent Rights worldwide and shall bear all expenses associated therewith. In the event of an alleged infringement of Dendreon Patent Rights, or in the event of an alleged infringement of Vaccine Product Patent Rights directly relating to Licensed Trp-p8 Vaccine Products after Genentech and Dendreon have entered into an agreement as contemplated in Section 2.7, Dendreon declines to enforce such Dendreon Patent Rights or Vaccine Product Patent Rights to abate the alleged infringement and such infringement causes a loss of net profits with respect to one or more Licensed Products in the Territory sold by Genentech or its sublicensees (and Dendreon if co-promoting hereunder), then Dendreon will reimburse Genentech for [...***...] of such loss as established by Genentech. Dendreon's reimbursement for such loss of net profits in any calendar year may first be paid by deduction from Dendreon's share of Operating Profits for such calendar year, with any remaining balance to be reimbursed for that calendar year to be paid to Genentech in cash within the following calendar year. If Dendreon is not sharing in Operating Profits at the time such reimbursement is payable to Genentech and in all cases in which Genentech establishes a loss of net profits in a country in the Territory other than the United States, Dendreon's reimbursement for such loss of net profits in any calendar year may first be paid by deduction from the royalties due to Dendreon under Section 6.5 for such calendar year, with any remaining balance to be reimbursed for that calendar year to be paid to Genentech in cash within the following calendar year.

          8.6.3 Enforcement of Collaboration Invention Patent Rights. Upon notice of an alleged infringement of Collaboration Invention Patent Rights, the Parties shall discuss in good faith and endeavor to reach consensus within a reasonable time upon an appropriate course of action to further the objectives of the Parties under this Agreement. Notwithstanding such discussions, Genentech shall have the right, but not the obligation, to take such steps as it shall deem appropriate in its sole discretion to cause an infringement of a Collaboration Invention Patent Right to abate, at its own expense and by counsel of

                                             ***Confidential Treatment Requested
          its choice, unless the Parties agree that no such steps are in their mutual best interests in light of their objectives under this Agreement. Such steps may include, but are not limited to, commencing a suit, proceeding or other legal action or initiating licensing discussions with the alleged infringer. If the infringed patent within the Collaboration Invention Patent Rights Covers a Licensed Product and Genentech fails to take commercially appropriate steps to abate the infringement within four (4) months following the date of the first discussion between the Parties regarding such infringement, then Dendreon shall have the right to take such steps as it shall deem appropriate in its sole discretion to abate such infringement at its own expense. If Genentech has commenced negotiations with an alleged infringer within such four (4) month period, Genentech will have an additional six (6) months to conclude its negotiation before Dendreon may take steps to abate such infringement.

          8.6.4 Collaboration Invention Patent Rights related to Small Molecules or SM Licensed Product. If Genentech does not exercise its option to SM Products under Section 2.6, Dendreon shall have the sole responsibility to enforce Collaboration Invention Patent Rights to the extent Covering solely Small Molecules and SM Products and shall bear all expenses associated therewith.

          8.6.5 Initiating Party for Collaboration Invention Enforcement. The Party initiating any legal action under Section 8.6.3 shall be termed the Initiating Party. The other Party shall fully cooperate with the Initiating Party in any steps taken to abate infringement, as applicable. Such cooperation shall include providing access to documents and personnel, and providing testimony and such other assistance, as the Initiating Party shall reasonably request, all of which shall be at the other Party's sole cost and expense. In addition, such other Party will, at its own expense, join in any such infringement action taken by the Initiating Party if required in order to enable such infringement action to be taken. The other Party shall have the right, at its own expense, to be represented in any such action by counsel of its choice.

          8.6.6 Control of Collaboration Invention Patent Action. The Initiating Party under Section 8.6.5 shall have full control of the steps taken, including prosecution of any action, to abate the infringement; provided, however, that the Initiating Party shall consider the interests of the other Party and shall not settle or consent to an adverse judgment in any action that would have a material adverse effect on the rights or interest of the other Party without its prior express written consent. Such consent shall not be unreasonably delayed or denied. Any damages, including punitive or other noncompensatory damages actually received from a Third Party shall first be applied to reimburse the Initiating Party for its incurred expenses, including reasonable attorney's fees and expert witness fees, and then to reimburse the other Party for such expenses, if any. The reimbursement shall first be made from any compensatory damages, including attorneys' fees and costs recovered. If any balance of the sum recovered from the Third Party remains, compensatory damages shall be deemed to be "Other Income/Expense" to the extent the Parties share Profits and Losses under this Agreement or Net Sales in the event that Genentech pays royalties to Dendreon in the country in which such enforcement action was taken. Any noncompensatory damages remaining shall be the property of the Initiating Party.

     8.7  Defense of a Claim of Infringement by Licensed Product

          8.7.1 Third Party Claims. If a claim of infringement is brought by a Third Party against a Party on account of the use, sale, offer for sale or import (the manufacture) of any Licensed Product, the Parties shall establish a plan for a common defense.

          8.7.2 Defense of Claims.

          (a) If Dendreon has elected to share in Profit/Losses for a Licensed Product pursuant to Section 2.14 above and the Third Party has brought a claim of infringement in the United States, then the costs of any such action incurred by one or both of the Parties (including the costs of any judgment, award, decree or settlement) will be included in Other Operating Income/Expense in accordance with Exhibit B. If Dendreon has not elected to share in the Profits/Losses hereunder or the claim for infringement is in a country in the Territory other than the United States, then the Party responsible for implementing the plan of defense (the "Defending Party") shall pay for its expenses incurred and the other Party shall fully cooperate at its own expense. Cooperation shall include providing access to documents and personnel, providing testimony, and providing such other assistance as the Defending Party reasonably requests.

          (b) The Defending Party shall not consent to a judgment or settlement that would materially impair the financial and other interests of the other Party under this Agreement without the other Party's consent, which shall not be unreasonably delayed or denied. If damages, including punitive or other non-compensatory damages are paid by the Third Party, they shall first be applied to reimburse the Defending Party for its incurred expenses, including reasonable attorney's fees and expert witness fees, and then to reimburse the other Party for such expenses. Such reimbursement shall first be made from any compensatory damages, including attorneys' fees and costs, recovered. If any balance of the sum recovered from the Third Party remains, compensatory damages shall be deemed to be "Other Income/Expense" if Dendreon is sharing Operating Profits and Losses with respect to the Licensed Product in the country at issue or Net Sales if Dendreon is not. Any remaining punitive or noncompensatory damages shall be the property of the Party that was the counterclaim plaintiff on the counterclaim that resulted in the recovery of damages. If the proceeding results in a settlement or judgment in favor of the Third Party, then any license fees or other amounts, including compensatory and noncompensatory damages, paid to such Third Party shall be "Other Operating Income/Expense" if the Parties are sharing Operating Profits and Losses with respect to the Licensed Product in the relevant country or a deduction from Net Sales (subject to the limitation in Section 6.5(b)) if they are not.

     8.8 Third Party Patents and Royalties. Except as provided in Section 2.5.4, the Parties shall cooperate to obtain any license(s) under any Third Party patent(s) that the Parties jointly determine are necessary or desirable to manufacture, use, sell, offer for sale or import a Licensed Product in the United States. Any license fees, milestones or other costs of such license(s) in the United States for a Monoclonal Antibody, Small Molecule or Licensed Product incurred during the Preclinical Program for such Monoclonal Antibody, Small

          Molecule or Licensed Product shall be paid during such Preclinical Program by Party responsible for the costs of such Preclinical Program under Sections 2.8.1 and 2.8.2 above. Any license fees, milestones or other costs of such license(s) for a Licensed Product in the United States incurred during Phase I and Phase II Clinical Trials for such Licensed Product shall be shared during such Clinical Trials as the Parties shall agree until such time as Dendreon elects to share in DENDREON/GNE Development Costs and Operating Profit and Loss pursuant to Section 2.14 for such Licensed Product. At that time, any fees, milestones royalty payments, and other license costs will be included in Other Operating Income/Expense or Fully Burdened Manufacturing Costs, as the case may be, in accordance with Exhibit B. If Dendreon elects not to share in Operating Profit and Loss pursuant to Section
          2.14 with respect to such Licensed Product, any royalties payable on account of such license may be deducted from royalties otherwise due to Dendreon upon sales of such Licensed Product in the United States, subject to the limitations in Section 6.5(b). At all times, Genentech may enter into a license with a Third Party applicable to the manufacture, use, sale, offer for sale, or import of a Licensed Product in the Territory outside the United States without the consent or agreement of Dendreon, and all costs of any such license shall be borne solely by Genentech; provided however, that royalties payable under such license may be deducted from royalties due to Dendreon upon the sale of such Licensed Product in the Territory outside the United States, subject to the limitations in Section 6.5(b).

9.   Representation, Warranties and Indemnities.

     9.1 Dendreon's Representations and Warranties. Dendreon represents and warrants to Genentech the following as of the Effective Date:
          (a) Dendreon has all necessary rights, powers and authorities to enter into this Agreement and to grant to Genentech the license rights herein.
          (b) Dendreon's performance under this Agreement does not conflict with or create a breach or a default of any law or order of a court or governmental agency applicable to Dendreon, or any contract or other obligation of Dendreon to any Third Party.
          (c) Dendreon has not, and until the expiration or earlier termination of this Agreement will not, grant any rights related to Licensed Products to any Third Party that would conflict with the rights granted to Genentech hereunder.

     9.2 Genentech's Representations and Warranties. Genentech represents and warrants to Dendreon the following as of the Effective Date:

          (a) Genentech has all necessary rights, powers and authorities to enter into this Agreement.
          (b) Genentech's performance under this Agreement does not conflict with or create a breach or a default of any law or order of a court or governmental agency applicable to Genentech, or any contract or other obligation of Genentech to any Third Party.

          (c) Genentech has not, and during the expiration or earlier termination of the Agreement will not, grant any rights related to Licensed Products that would conflict with the rights granted to Dendreon hereunder.

     9.3 Disclaimers. Each Party expressly disclaims and does not represent, warrant or otherwise covenant to the other Party that:

          (a) its rights under the Patent Rights will not be held invalid or unenforceable (in whole or in part) or that the Patent Rights will be of any particular scope or that the Patent Rights will be prosecuted, maintained, defended or enforced; or
          (b) its right under the Patent Rights will not be infringed by a Third Party; or
          (c) the exploitation or use by the other Party of the Patent Rights, including the contemplated commercialization of Patent Rights, will not interfere with or infringe any patent or other intellectual property rights of any Third Party; or
          (d) the activities or products under this Agreement Covered by the Patent Rights will give any results in terms of merchantability, fitness, precision, accuracy, sensitivity, safety, efficacy or therapeutic, diagnostic or prognostic effect of any kind.

     9.4 EXCEPT AS EXPRESSLY SET FORTH HEREIN EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENTS.

     9.5 Dendreon's Indemnities. Dendreon shall defend, indemnify, and hold harmless Genentech and its officers, directors, employees, and agents from any and all claims, suits, actions, demands, penalties, fines, costs, damages, expenses, fees, injuries, liabilities and losses, including reasonable attorneys' fees incurred to a Third Party (collectively "Losses") arising out of or related to:

          (a) the negligence or willful misconduct, including acts of omission, by Dendreon relating to this Agreement; or
          (b) a material breach by Dendreon of this Agreement or Dendreon's representations and warranties; or
          (c) any failure by Dendreon or its licensees, sublicensees or contractors (other than Genentech), in the course of conducting activities under this Agreement, to comply with applicable governmental laws or regulations; or
          (d) the use, handling, storage, distribution, promotion, manufacturing, marketing, sale or other commercialization of Licensed Product by Dendreon, its licensees, sublicenses or contractors (other than Genentech) in the United States and the Dendreon Territory.

          Provided, however, that Dendreon's obligation to indemnify under this
          Section 9.5 shall not extend to Losses that arise from the negligence or willful misconduct of Genentech, its breach of any provision of this Agreement or its representations and warranties, or the failure to comply with applicable laws or regulations by Genentech or its sublicensees or contractors. Further, Dendreon's obligation to indemnify Genentech under Section 9.5(d) shall not extend to Losses to the extent arising out of activities for which Genentech is obligated to indemnify Dendreon, if any, under the Clinical Supply Agreement or Commercial Supply Agreement.

     9.6 Genentech's Indemnities. Genentech shall defend, indemnify and hold harmless Dendreon and its officer, directors, employees and agents from any and all Losses arising out of or related to:

          (a) negligence or willful misconduct, including acts of omission, by Genentech relating to this Agreement; or
          (b) a material breach by Genentech of this Agreement or Genentech's representations and warranties; or
          (c) any failure by Genentech or its licensees, sublicensees or contractors (other than Dendreon), in the course of conducting activities under this Agreement, to comply with applicable governmental laws or regulations; or
          (d) the use, handling, storage, distribution, promotion, marketing, sale or other commercialization of Licensed Product by Genentech or its licensees, sublicensees or contractors (other than Dendreon) in the Territory.

          Provided, however, that Genentech's obligation to indemnify shall not extend to Losses that arise from the negligence or willful misconduct of Dendreon, its breach of any provision of this Agreement or its representations and warranties, or the failure to comply with applicable laws or regulations by Dendreon or its sublicensees or contractors (other than Genentech). In addition, Genentech's obligations to indemnify Dendreon under Section 9.6(d) shall not apply to the Losses arising from the use, handling, storage, distribution, promotion, marketing, sale or other commercialization of a Licensed Product in the United States if such Losses are charged to the collaboration in accordance with Section 9.9 below.

     9.7 Indemnity Conditions. The indemnification of the Parties above shall apply only if the following conditions are met. Promptly after becoming aware of a claim, the indemnified Party shall provide written notice to the indemnifying Party. Delay in providing such notice shall relieve the indemnifying Party of its indemnity obligations only if the indemnifying Party's ability to defend against such claim is thereby materially impaired. The indemnifying Party shall have the right to assume and control the defense of the claim at its own expense. The indemnified Party shall have the right to participate in, but not to control, such defense at its own expense. If the indemnifying Party does not assume the defense of the claim, the indemnified Party may defend the claim at the indemnifying Party's expense. The indemnified Party shall not settle or compromise the claim without the prior written consent of the indemnifying Party, and the indemnifying Party shall not settle or compromise the claim in any manner that would have a material adverse effect on the indemnified Party without the prior written consent of the indemnified Party. No consent required hereunder shall be unreasonably withheld or delayed. The indemnified Party shall reasonably cooperate with the indemnifying Party and shall, at the indemnifying Party's expense, make available to the indemnifying Party all pertinent information in its possession or under its control.

     9.8 Insurance. Each Party shall procure and maintain at its own cost comprehensive general liability (including coverage for products and maintained for a period of at least five (5) years after the expiration or termination of this Agreement), product liability, clinical trial liability, and property and casualty insurance, or self-insurance, providing commercially reasonable coverage for their respective activities under this Agreement and their equipment, premises and businesses. Each Party will maintain foreign local coverage in the Territory or Dendreon Territory where required by foreign law in an amount that, at a minimum, satisfies the legal requirements of that jurisdiction. The insurance policies in the United States shall be with financially strong insurance carriers (AM Best Rating of "A: VIII" or higher) and will be primary to any other insurance owned, secured or in place by such Party. Each Party shall cause its insurance policies to be endorsed to provide for thirty (30) days prior written notice to the other by the insurance carrier of cancellation, expiration or modification of the insurance policy. Each Party will name the other Party as an additional insured under all such coverages and will furnish to the other Party the corresponding certificates of insurance that evidence the foregoing within thirty
          (30) days of the Effective Date.

     9.9 Other Liabilities. If Dendreon is participating in Operating Profit and Loss under Exhibit B for a Licensed Product, any Losses resulting directly or indirectly from the use, handling, storage, distribution, promotion, marketing, sale or other commercialization of such Licensed Product in the United States that do not fall within the scope of the Parties' respective indemnification obligations in Sections 9.5(a),
          (b) or (c) or 9.6(a), (b), or (c) shall be charged to the collaboration as an Other Operating Income/Expense at the time such Losses are incurred.

10.  Term and Termination.

     10.1 Term. The Term of this Agreement (the "Term") shall begin on the Effective Date and, unless earlier terminated as provided in Sections 10.3, 10.4, or 10.5 below, shall end in each country in the Territory, on a Licensed Product-by-Licensed Product basis, as follows.

          (a) Except for those Licensed Products for which Dendreon has elected to share in DENDREON/GNE Development Costs and Operating Profits and Losses in the United States under Section 2.14 above, this Agreement and the royalty obligations of Genentech under Section
               6.5 will expire with respect to each Licensed Product upon the later of (i) ten (10) years after the first commercial sale of such Licensed Product in such country, or (ii) the expiration of the last to expire of the issued patents within the Dendreon Patent Rights or Collaboration Invention Patent Rights Covering a Dendreon Collaboration Invention in such country that contains a Valid Claim that Covers such Licensed Product.
          (b) If Dendreon has elected to share in DENDREON/GNE Development Costs and Operating Profits and Losses in the United States with respect to a Licensed Product under Section 2.14 above, this Agreement will expire with respect to such Licensed Product in the United States on the date on which such Licensed Product is no longer marketed by Genentech or the Parties in such country and the Parties are no longer entitled to receive a share Operating Profits and Losses hereunder with respect to such Licensed Product.

          (c) Upon the expiration of the term of this Agreement with respect to a Licensed Product in each country, all licenses to Genentech hereunder in such country applicable to such Licensed Product shall become fully paid and irrevocable. Subject to the survival provisions of Section 10.8 below, after expiration of this Agreement with respect to a Licensed Product, all obligations of Dendreon and Genentech hereunder with respect to such Licensed Product will cease.

     10.2 Term of Licenses to Dendreon and Royalties to Genentech. Unless this Agreement is earlier terminated as provided in Sections 10.3, 10.4 or
          10.5 below, the license rights granted to Dendreon in the Dendreon Territory under Section 5.2(b), and the royalties payable to Genentech pursuant to Section 6.6-6.12 shall end, on a Licensed Product by Licensed Product basis in each country in the Dendreon Territory, upon the later of (a) ten (10) years after the first commercial sale of such Licensed Product in such country or (b) the expiration of the last to expire of the issued patents within the Genentech Patent Rights or Collaboration Invention Patent Rights Covering a Genentech Collaboration Invention in such country that contains a Valid Claim that Covers such Licensed Product.

     10.3 INTENTIONALLY OMITTED

     10.4 Early Termination By Genentech Without Cause.

          10.4.1 Termination Following Phase II Clinical Trials. During the sixty (60) day period following the first Completion of Phase II Clinical Trials, Genentech, by written notice to Dendreon, may elect to terminate this Agreement and the Clinical Supply Agreement (and Commercial Supply Agreement and Quality Agreement, if they have been entered into) with respect to any or all Licensed Products for any reason. Such termination shall be effective one hundred twenty (120) days thereafter and shall be subject to the following conditions:

          (a) Genentech shall reimburse Dendreon for all of Dendreon's Clinical Trial Costs for Phase I and Phase II Clinical Trials for the Licensed Product(s) terminated.
          (b) Upon request by Dendreon within thirty (30) days of receiving Genentech's termination notice, Genentech shall sell to Dendreon up to eighteen (18) months of inventory of Clinical Supply of such Licensed Product(s) manufactured by Genentech, at a price equal to Genentech's Fully Burdened Manufacturing Costs plus [...***...]. If, at the date of Dendreon's receipt of such notice of termination, Genentech's then existing inventory of such Licensed Product(s) is less than 18 months, Genentech shall manufacture such Clinichal Supply of Licensed Product(s) to enable it to deliver, together with the existing inventory, a total of such eighteen (18) month inventory at such price.
          (c) The Parties shall cooperate to ensure an orderly assumption of sole responsibility by Dendreon for further development of such Licensed Product(s), to transfer INDs for Licensed Product to Dendreon, and shall use reasonable efforts during such transition to minimize adverse impacts upon patients, investigators, and the Parties.

                                             ***Confidential Treatment Requested

          (d) To the extent it is contractually able to do so, Genentech shall assign to Dendreon any then-existing Third Party contracts that govern goods or services solely for such Licensed Product(s) and that are necessary for the development or sale of such Licensed Product(s).
          (e) Genentech shall extend to Dendreon, promptly following delivery of its notice of termination, the opportunity to acquire a license, on commercially-reasonable terms, for: (i) Manufacturing Know How Controlled by Genentech, existing on the date of Genentech's termination notice, to the extent it is Know-how developed specifically to make such Licensed Product(s), (ii) Genentech Patent Rights existing on the date of Genentech's termination notice, to the extent solely Covering the manufacture of such Licensed Product(s), and (iii) Genentech's interest in Collaboration Inventions developed specifically to make such Licensed Product. Genentech also shall extend to Dendreon, promptly following delivery of its notice of termination, the opportunity to acquire a license for other Genentech Patent Rights and Know-How Controlled by Genentech directly related to manufacturing of such Licensed Product(s) and to the extent necessary to manufacture such Licensed Product(s), but only to the extent that such licenses are made available to similar Third Parties for similar products, at that time, and under terms similar to those offered to such Third Parties which, in any case, shall be commercially reasonable terms.
          (f) The Parties effect the assignments required by Section 10.10 with respect to such Licensed Product(s).
          (g) Effective upon the date of termination Genentech will grant to Dendreon an exclusive (except as to Genentech), worldwide royalty-bearing license on commercially reasonable terms, with the right to sublicense through multiple tiers of sublicense, under Genentech Patent Rights, Genentech Collaboration Inventions and Genentech's interest in Joint Patent Rights to the extent necessary to use, sell, offer for sale and import such Licensed Product(s) then in existence or thereafter developed.
          (h) Dendreon shall have the perpetual right to reference and the right to rely upon the Regulatory Filings for Licensed Product made by Genentech.

          10.4.2 Termination Following Phase III Clinical Trials. At any time following the first Completion of Phase III Clinical Trials, Genentech may, upon written notice to Dendreon, elect to terminate this Agreement and the Clinical Supply Agreement (and Commercial Supply Agreement and Quality Agreement, if they have been entered into) for any or all Licensed Product(s) for any reason. Such termination shall be effective one hundred twenty (120) days thereafter, and shall be subject to the following conditions:

          (a) The JSC will cause to be developed for approval by the Parties a final financial statement with respect to such Licensed Product(s) in accordance with Exhibit B and/or the Parties will prepare a final royalty report in accordance with Section 6.8, as applicable.

          (b) Either Party may exercise any applicable audit rights with respect to such Licensed Product(s).
          (c) The Parties shall cooperate to ensure an orderly assumption of sole responsibility by Dendreon for such Licensed Product(s) at the stage of development or commercialization at the time of termination, to transfer to Dendreon ownership of any Regulatory Filings for Licensed Product made by Genentech, and to use reasonable efforts during such transition to minimize any adverse impact upon patients and the Parties.
          (d) Upon request by Dendreon within thirty (30) days of receiving Genentech's termination notice, Genentech shall sell to Dendreon its then existing inventory of such Licensed Product(s) for a price equal to its Fully Burdened Manufacturing Costs [...***...].
          (e) If, on the date of Dendreon's receipt of such notice of termination, Genentech's then existing inventory is not sufficient to provide Dendreon a total of eighteen (18) months inventory of Licensed Product, Genentech shall manufacture such additional Licensed Product(s) to enable it to deliver, together with the existing inventory of such Licensed Product, a total of eighteen (18) months supply of each Licensed Product. The purchase price shall be Genentech's Fully Burdened Manufacturing Costs [...***...].
          (f) To the extent it is contractually able to do so, Genentech shall assign to Dendreon any then-existing Third Party contracts that govern goods or services solely for such Licensed Product(s) and are necessary for the development or sale of such Licensed Product(s).
          (g) Genentech shall extend to Dendreon, promptly following delivery of its notice of termination, the opportunity to acquire a license, on commercially-reasonable terms, for: (i) Manufacturing Know How Controlled by Genentech, existing on the date of Genentech's termination notice, to the extent it is Know-how developed specifically to make such Licensed Product(s), (ii) Genentech Patent Rights existing on the date of Genentech's termination notice, to the extent solely Covering the manufacture of such Licensed Product(s), and (iii) Genentech's interest in Collaboration Inventions developed specifically to make such Licensed Product. Genentech also shall extend to Dendreon, promptly following delivery of its notice of termination, the opportunity to acquire a license for other Genentech Patent Rights and Know-How Controlled by Genentech directly related to manufacturing of such Licensed Product(s) and to the extent necessary to manufacture such Licensed Product(s), but only to the extent that such licenses are made available to similar Third Parties for similar products, at that time, and under terms similar to those offered to such Third Parties which, in any case, shall be commercially reasonable terms.
          (h)  The Parties shall effect the assignments required by Section
               10.10 with respect to such Licensed Product(s).
          (i) Effective upon the date of such termination, Genentech will grant to Dendreon an exclusive (except as to Genentech), worldwide, royalty-bearing license, on commercially reasonable terms, with the right to sublicense through multiple tiers of sublicense, under the Genentech Patent Rights, Genentech Collaboration Inventions and Genentech's interest in Joint Patent Rights to the extent necessary to use, sell, offer for sale and import such Licensed Product(s) then in existence or thereafter developed.

                                             ***Confidential Treatment Requested

          (j) Dendreon shall have the perpetual right to reference and right to rely upon the Regulatory Filings for Licensed Product made by Genentech under this Agreement.

     10.5 Termination for Cause. Notwithstanding the Term, this Agreement and the licenses granted in Article 5 herein, may be terminated for cause by either Party as follows.

          10.5.1 Material Breach. Either Party (the "Initiating Party") may terminate this Agreement for material breach by the other Party (the "Responding Party") on sixty (60) days written notice describing the nature of the alleged breach unless, within such sixty (60) day period, the Responding Party cures or takes substantial steps to cure the alleged breach if it is susceptible to cure. If the alleged material breach is a failure to timely commence or complete responsibilities under a Preclinical Plan or for Clinical Trials and the Responding Party fails to so cure, then the Initiating Party, in addition to any other remedy it may have, may assume sole responsibility for the commencement or completion of such Preclinical Program or Clinical Trials.

          10.5.2 Bankruptcy. If a proceeding is commenced against a Party without the application or consent of the other Party and remains pending for a period of sixty (60) days that seeks (i) the liquidation, reorganization, dissolution or winding-up, or the composition or adjustment of the debts of such Party, (ii) the appointment of a trustee, receiver, custodian, or the like for such Party, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, or the composition or readjustment of debts, then the other Party may terminate this Agreement upon thirty
          (30) days written notice.

     10.6 Effect of Termination For Cause Under Section 10.5.

          10.6.1 Termination by Genentech. If Genentech terminates this Agreement for cause under Section 10.5.1 or 10.5.2 then the following shall apply:

          (a) Effective upon the date of termination, Dendreon hereby grants to Genentech a royalty-bearing license with the right to sublicense through multiple tiers of sublicense under Dendreon Collaboration Inventions, Dendreon Patent Rights, and Dendreon's interest in Joint Patent Rights to make, have made, use, sell, offer for sale and import Licensed Products in the Territory in the Field. Such license shall be exclusive (even as to Dendreon) as to all Licensed Products. Such license shall bear a royalty of [...***...] and shall be subject to the provisions of Sections 6.5, 6.7 - 6.12. The term of such license and royalties shall be that described in Section 10.1(a) above.
          (b) The JSC will cause to be developed for approval by the Parties a final financial statement pursuant to Exhibit B and/or the Parties shall prepare a final royalty report in accordance with
                 Section 6.8.
          (c)    Either Party may exercise any applicable audit rights.
          (d)    The Parties will effect the assignments required by Section
                 10.10.

                                             ***Confidential Treatment Requested

          (e) If requested by Genentech, Dendreon shall cooperate to ensure an orderly assumption of sole responsibility by Genentech for each Licensed Product(s) at the stage of development or commercialization at the time of such termination, transfer ownership or any Regulatory Filings for Licensed Products to Genentech, and use reasonable efforts during such transition to minimize any adverse impact upon patients and the Parties
          (f) To the extent it is contractually able to do so, Dendreon shall assign to Genentech any then-existing Third Party contracts that govern goods or services solely for such Licensed Product(s) and are necessary for the development or sale of such Licensed Product(s).
          (g) Genentech shall have a perpetual right to rely upon and right to cross reference any Regulatory Filings for Licensed Product made by Dendreon under this Agreement.

          10.6.2 Termination by Dendreon. If Dendreon terminates this Agreement for cause under Section 10.5.1 or 10.5.2, then the following shall apply:

          (a) The JSC will cause to be developed for approval by the Parties a final financial statement pursuant to Exhibit B and/or the Parties shall prepare a final royalty report in accordance with
               Section 6.8.
          (b)  Either Party may exercise any applicable audit rights.
          (c) If requested by Dendreon, Genentech shall cooperate to ensure an orderly assumption of sole responsibility by Dendreon for each Licensed Product(s) at the stage of development or commercialization at the time of such termination, transfer ownership of any Regulatory Filings made by Genentech for Licensed Products, and to use reasonable efforts during such transition to minimize any adverse impact upon patients and the Parties.
          (d) Upon request by Dendreon within thirty (30) days of the effective date of such termination, Genentech shall sell to Dendreon its then existing inventory of Licensed Product(s) for a price equal to its Fully Burdened Manufacturing Costs [...***...].
          (e) If, on the effective date of such termination, Genentech's then existing inventory is not sufficient to provide Dendreon a total of eighteen (18) months inventory of Licensed Product, Genentech shall manufacture such additional Licensed Product(s) to enable it to deliver, together with the existing inventory of such Licensed Product, a total of eighteen (18) months supply of such Licensed Product. The purchase price for such Licensed Product shall be Genentech's Fully Burdened Manufacturing Costs [...***...].
          (f) To the extent it is contractually able to do so, Genentech shall assign to Dendreon any then-existing Third Party contracts that govern goods or services solely for such Licensed Product(s) and are necessary for the development or sale of Licensed Product(s).
          (g) Effective upon the date of such termination, Genentech hereby grants to Dendreon an exclusive (except as to Genentech), worldwide, with the right to sublicense through multiple tiers of sublicense, under the Genentech Patent Rights, Genentech Collaboration Inventions and Genentech's interests in Joint Patent Rights to the extent necessary to use, sell, offer for sale and import any Licensed Product then in

                                             ***Confidential Treatment Requested
               existence or thereafter developed. Such license shall bear a royalty of [...***...] and shall be subject to the provisions of Sections 6.7-6.12. The term of such l0icense and royalties shall be that described in Section 10.1(a) above.
          (h) Effective upon the date of such termination, Genentech will grant to Dendreon, on commercially reasonable terms, a nonexclusive license to make and have made Licensed Products under: (i) Manufacturing Know-how Controlled by Genentech, existing on the effective date of such termination, to the extent it is Know-How developed specifically to make such Licensed Product(s); (ii) Genentech Patent Rights, then existing, to the extent solely Covering the manufacture of Licensed Products, and (iii) Genentech's interest in Collaboration Inventions developed specifically to make Licensed Product(s). Genentech also shall extend to Dendreon, on the effective date of such termination, the opportunity to acquire a license for other Genentech Patent Rights and Know-how Controlled by Genentech, to the extent related to manufacturing of such Licensed Product(s) and to the extent necessary to manufacture such Licensed Product(s), but only to the extent that such licenses are made available to similar Third Parties for similar products at that time, and under terms similar to those offered to such Third Parties which, in any case, shall be commercially reasonable terms.
          (i) Dendreon shall have a perpetual right to cross-reference and right to rely upon the Regulatory Filings for Licensed Product made by Genentech under this Agreement.
          (j)  The Parties will effect the assignments required by Section
               10.10.

    10.7 No Limitation. The provisions of 10.6.1 and 10.6.2 above shall not preclude either Party from seeking any other remedy to which it may be entitled under law or in equity for the material breach of the other Party, including, without limitation, recovery for damages caused directly by the material breach of the other Party.

    10.8 Survival. Expiration of any termination of this Agreement shall not relieve the Parties of any obligation that accrued prior to such expiration or termination. The provisions of Article 9, Section 6.9. 8.1.1, 10.4, 10.6, 10.7, 10.10, 11.1 through 11.5, 12.9, 12.10, and
          12.12 shall survive the expiration or any termination of this Agreement.

    10.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code; provided that nothing herein shall be deemed to constitute a present exercise of such rights and elections.

    10.10 Effect of Expiration or Termination on Intellectual Property. Within thirty (30) days after the expiration or any other termination of this Agreement by either Party for any reason, including mutual agreement of the Parties, (but effective immediately prior to such termination), the Parties shall assign all Joint Collaboration Inventions and Collaboration Inventions Patent Rights subject to Section 8.1.2 to each Party in accordance with its relationship with the named inventors. For example, patent applications and patents naming only Dendreon employees as inventors shall be assigned to Dendreon.

                                             ***Confidential Treatment Requested

               Similarly, patent applications and patents naming only Genentech employees as inventors shall be assigned to Genentech. The assignments in this Section 10.10 shall not limit the rights of any Party resulting from any termination hereunder (for example, in the event of breach under Section 10.6.1).

     11.  Confidentiality; Use of Names.

          11.1 Confidential Information. In the course of this Agreement, either or both Parties may disclose Confidential Information to the other. The recipient of Confidential Information will use it only for the purposes of this Agreement, and will not disclose it except to its employees, consultants, or permitted sublicensees and designees for such purposes. Each of the Parties will ensure that its employees, consultants, or permitted sublicensees and designees who receive access to the other Party's Confidential Information are legally obligated to maintain the confidentiality of such Confidential Information under terms at least as restrictive as this Section 11.1, and each Party shall be responsible for the compliance of its employees, consultants, or permitted sublicensees and designees. Each Party represents to the other that the terms of this Section 11.1 do not conflict with any of the representing Party's obligations to any Third Party.

          11.2 Exceptions. The restrictions on use and disclosure of Confidential Information shall not apply to information as to which any of the following is true:

               (a) the information is now, or hereafter becomes, through no act or failure to act on the part of the recipient, generally known or available to the public;
               (b) the information is known by the recipient and evidenced by written records before it receives the information from the other Party;
               (c) the information is furnished to the recipient by a Third Party who did not acquire the information directly or indirectly from the disclosing Party; or
               (d) the information is independently developed by the recipient without the use or knowledge of the Confidential Information, as evidenced by written records.

          11.3 Permitted Disclosure. A Party may disclose Confidential Information received from the other Party if the information (i) is necessary for any Regulatory Filing or to comply with securities laws, regulations or guidances or (ii) is required by law or by order of any court or governmental authority to be disclosed by the recipient. In either case, the recipient may disclose only the minimum Confidential Information required to be disclosed and must take reasonable steps to obtain confidential treatment for such information if such treatment is available. In addition if disclosure is required by order of any court or governmental authority, the recipient shall give the disclosing party sufficient advance written notice to enable it to seek a protective order or other remedy to protect such Confidential Information.

          11.4 Term of Confidentiality. Confidential Information shall be maintained as confidential by the recipient for the Term of this Agreement and for five (5) years thereafter.

          11.5 Return of Information. Except with respect to Manufacturing Know-How transferred to Dendreon under Sections 10.4.1, 10.4.2, or 10.6.2, upon request of the disclosing Party the recipient Party shall promptly return or destroy all written or recorded material containing Confidential Information; provided, however, that the recipient Party may retain one (1) copy of such Confidential Information in a secure location solely for the purpose of verifying compliance with its duties under this Agreement.

          11.6 Press Releases and Announcements. Promptly after the Effective Date, Dendreon and Genentech may issue a press release announcing this Agreement and the relationship of the Parties. Each Party shall provide the other with a copy of any proposed press release in advance of distribution and shall in good faith consider any comments from such other Party. If the Parties issue a joint press release, then both Parties must agree to the content of such press release. Thereafter, press releases and like public announcement concerning this Agreement or the activities hereunder that contain information not previously disclosed to the public shall be made only when, and in the form, approved by the Parties; provided, however, if a press release or like public announcement is required by law, regulation or court or administrative order, the Parties shall, as is reasonably practicable under the circumstances, consult with one another in connection with such disclosure to allow the other Party an opportunity to comment thereon.

          11.7 Scientific Publications and Presentations. The JSC will establish a publication policy ("Publication Policy") regarding the results of the Product Development Program under this Agreement. Neither Party shall publish or present such results in a manner that does not comply with such Publication Policy. At a minimum, the Publication Policy will require each Party to provide sufficient time for the other Party to review any proposed manuscripts, abstracts, posters or other materials proposed for publication or presentation. Upon request, each Party agrees to delay any such submission for a period sufficient to permit adequate steps to be taken to prepare and file a patent application for any patentable subject matter referred to therein. In addition, each Party agrees to delete from any such proposed submission any Confidential Information of the other Party upon its request.

     12.  General Provisions.

          12.1 Future Acts. The Parties agree to execute and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

          12.2 Independent Contractors. The Parties are and shall at all time be independent contractors. In performing under this Agreement, neither Party is an agent, employee, employer, joint venturer or partner of the other. Neither Party shall incur or hold itself out to Third Parties as having the authority to incur any expenses, liabilities or obligations on behalf of the other Party.

     12.3 Assignment. This Agreement may be assigned in whole or in part as follows:

          (a) By Dendreon or Genentech to a successor by way of merger, consolidation, or reorganization leading to succession involving the transfer of all or substantially all of the assets and businesses of the assigning Party to which this Agreement relates so long as the assigning Party is the surviving corporation in such merger, consolidation or reorganization.
          (b) By Dendreon to a party (the "Acquiring Party") that is a successor corporation resulting from any merger, consolidation or reorganization of Dendreon with or into such corporation such that Dendreon is not the surviving corporation or to a purchaser of all or substantially all of Dendreon's stock or assets (the "Acquisition Transaction"); provided that, in Genentech's reasonable judgment, such Acquiring Party: (i) is not a party with interests materially adverse to Genentech (for example, without limitation, a party adverse to Genentech in significant litigation, or a party commercializing or selling a product that competes with a Genentech product) and (ii) has the scientific staff, experience, laboratories and other facilities and assets to carry out Dendreon's then-existing obligations under this Agreement.
          (c) By Dendreon to an Acquiring Party that does have the scientific staff, experience, laboratories and other facilities and assets to carry out Dendreon's then-existing obligations under this Agreement but is a party with interests materially adverse to Genentech, but only as follows:

               (1) If the Acquisition Transaction closes prior to the approval of the JSC to begin the first Phase I Clinical Trial hereunder, such assignment of this Agreement may be made by Dendreon to such Acquiring Party only with the prior written consent of Genentech, which shall be in Genentech's sole discretion.
               (2) If the Acquisition Transaction closes after the approval of the JSC to begin the first Phase I Clinical Trial hereunder but before the FDA determines that the first Phase II Clinical Trial is a Pivotal Trial or before the JSC determines to proceed to the first Phase III Clinical Trial hereunder, then, Dendreon may assign this Agreement with Genentech's prior written consent, which shall not be unreasonably withheld. If Genentech so consents, then upon such assignment such Acquiring Party may elect to share Profits and Losses as provided in Section 2.14 for the Monoclonal Product and SM Product so long as it completes the Phase I and II Clinical Trials for such Monoclonal Product and SM Product in accordance with the Clinical Plan. If the Acquiring Party does not complete such obligations as described above, or does not elect to share Operating Profits and Losses as provided in Section 2.14, then such Acquiring Party shall be deemed to have elected to receive the royalties provided in Section 6.5 on the terms provided in Sections 6.7-6.12. If during the course of any Phase I Clinical Trial or Phase II Clinical Trial conducted by such Acquiring Party such Clinical Trial progress is delayed more than six (6) months beyond the Clinical Plan timelines, then Genentech shall have the right to step in and take full responsibility for the conduct of, and complete, such Clinical Trials. In such event, then such Acquiring Party shall be deemed to have elected to receive the royalties provided in Section 6.5 on the terms provided in Sections 6.7-6.12. In no event shall such Acquiring Party participate in the JSC or JPT after the commencement of Phase III Clinical Trials nor have the right to co-promote Licensed Products as provided in Section 7.2.
               (3) If the Acquisition Transaction closes after the FDA determines that the first Phase II Clinical Trial is a Pivotal Trial or after the JSC determines to proceed to the first Phase III Clinical Trial, Dendreon may assign this Agreement to such Acquiring Party with Genentech's prior written consent, which shall not be unreasonably withheld. In such event, and if Dendreon has elected to share Operating Profits and Losses for a Licensed Product as provided in Section 2.14 prior to the closing of such Acquisition Transaction, then the Acquiring Party shall also have the right to share in Profits and Losses hereunder for such Licensed Product. In no event will the Acquiring Party have the right to participate on the JSC or JPT or the opportunity to co-promote under Section 7.2 with respect to any Licensed Product. With respect to Licensed Products, if any, for which Dendreon has elected to receive the royalty provided in Section 6.5, then the Acquiring Party shall also receive such royalty on the terms and conditions provided in Sections 6.7-6.12 in lieu of sharing in Operating Profits and Losses.

          (d) By Genentech to a successor in a transaction that does not fall within the scope of Section 12.3(a) if such successor has the expertise and scientific, commercial and financial capabilities equivalent to or better than Genentech's at the time of the execution of this Agreement.
          (e) Except as provided above, this Agreement may not be assigned in whole or in part without the express written consent of the nonassigning Party which consent it may grant or refuse in its sole discretion.
          (f) This Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.3 will be void.

     12.4 Waiver. No waiver by a Party in any one or more instances shall be deemed to be a continuing waiver, a further waiver, a waiver of any other provision of this Agreement, or a waiver of this Agreement as a whole. No waiver of any right under this Agreement shall be effective unless it is documented in writing signed by the Party providing the waiver.

     12.5 Force Majeure. A failure by a Party to perform any obligation under this Agreement that is prevented by an occurrence beyond the control of the non-performing Party (and which did not occur as a result of its financial condition, negligence or fault), including acts of God, embargoes, fires, floods, explosions, riots, wars, civil disorders, terrorist acts, rebellion or acts of sabotage, shall not constitute a breach of this Agreement so long as that Party notifies the other Party as soon as practicable and uses its best efforts to resume performance as soon as possible.

     12.6 Severability. If any term of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, then, to the fullest extent permitted by law (i) all other terms shall remain in full force and effect in such jurisdiction, (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction, and (iii) the Parties shall negotiate such terms as may be necessary in good faith in order to correct any imbalance of rights and obligations that results from such invalidity, illegality or unenforceability in the relevant jurisdiction.

     12.7 Headings. All headings within this Agreement appear for convenience only and shall not be used to construe, determine or interpret any term of this Agreement.

     12.8 Legal Counsel. Each Party is a sophisticated business entity which has involved legal counsel in the drafting of this Agreement. Any presumption or rule of interpretation disfavoring the drafter of an agreement shall not apply to the interpretation and application of this Agreement.

     12.9 Dispute Resolution and Governing Law.

          12.9.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement which relate to either Party's contractual rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 12.9 if and when a dispute arises under this Agreement.

          Unless otherwise specifically recited in this Agreement, disputes among members of the Joint Project Team will be resolved as recited in this Section 12.9. Any disputes relating to the collaboration hereunder shall be first referred to the JSC by either Party at any time after such dispute has arisen and such Party believes that there has been sufficient discussion of the matter at the Joint Project Team level. If the JSC is unable to resolve such a dispute within sixty
          (60) days of being requested by a Party to resolve the dispute or the JSC is unable to resolve a dispute among its members, the matter shall be presented to the chief executive officer of Genentech and Dendreon, or their respective designee, for resolution. In the event that the chief executive officer of Genentech and Dendreon, or their respective designees, cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 12.9.2 below.

          12.9.2 Arbitration. Subject to Section 12.9.3 below, the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be resolved through binding arbitration. If the dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 12.9.1 above, any unresolved controversy or claim between the Parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as presently in effect, except as modified herein. Each such arbitration shall be conducted by a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules as presently in effect; provided that at least one such arbitrator shall have had, by the time of the actual arbitration, at least ten

          (10) years of experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding. A reasoned arbitration decision shall be rendered in writing within thirty (30) days of the conclusion of the arbitration hearing and shall be binding. The prevailing Party may enter such decision in any court having competent jurisdiction. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted at the location of the Party not originally requesting the resolution of the dispute. Each Party must bear its own attorneys' fees and associated costs and expenses. The arbitrators shall have the authority to grant temporary and permanent injunctive and equitable relief, including specific performance and to allocate costs between the Parties (excluding attorney's fees).

          12.9.3 Determination of Patents and Other Intellectual Property. Notwithstanding the foregoing, the provisions of Sections 12.9.1 and
          12.9.2 above shall not apply to any dispute, controversy or claim relating to: (1) the determination of validity of claims, infringement or claim interpretation relating to a Party's patents, trademarks or copyright; or (2) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

          12.9.4 Governing Law. This Agreement shall be governed by the law of the State of New York, without giving effect to conflict of law considerations.

    12.10 Notices. A notice required or permitted under this Agreement shall be in writing, addressed to a Party at the address listed below. Notices may be (i) mailed within he United Stated registered or certified;
          (ii) delivered in-person to the addressee; or (iii) delivered via next-business day service by a well-established courier. All properly addressed notices shall be deemed received three (3) business days after the notice is placed in the hands of a Third Party for delivery. A Party, by notice complying with this Section, may change its notice address or addressee.

          Notices to Dendreon:                 Notice to Genentech:

          General Counsel                      Genentech, Inc.
          Dendreon Corporation                 1 DNA Way
          3005 First Avenue                    South San Francisco, CA  94080
          Seattle, WA 98121                    Attn: Corporate Secretary

    12.11 Amendment. This Agreement may be amended or modified only by a writing signed by each of the Parties.

    12.12 Entire Agreement. This Agreement and the Equity Investment Agreement attached as Exhibit D, and the Confidentiality Agreement dated September 13, 2001 between the Parties constitute the entire understanding between the Parties as of the Effective Date with respect to the subject matter hereof and thereof and supersede all related prior or contemporaneous oral communications, agreements or discussions with respect to the subject matter hereof or thereof. Each of these agreements must be read, interpreted, and applied in light of and with the others. Together they constitute one, single business transaction.

       12.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

       Dendreon Corporation                 Genentech, Inc.

       By  /s/ Mitchell H. Gold, M.D.       By /s/ Arthur D. Levinson
         ----------------------------         -----------------------

       Mitchell H. Gold, M.D.               Arthur D.  Levinson

       Chief Business Officer               Chairman and Chief Executive Officer

                                    Exhibit A

                                     Trp-p8

aagaaaatcctgcttgacaaaaacctcacttaggaaaagatgtcctttcgggcagccgggctcagcatgaggaacagaag
gaat
gacactctggacagcacccggaccctgtactccagcgcgtctcggagcacagacttgtcttacagtgaaagcgacttggt
gaatt
ttattcaagcaaattttaagaaacgagaatgtgtcttctttaccaaagattccaaggccacggagaatgtgtgcaagtgt
ggctatg
cccagagccagcacatggaaggcacccagatcaaccaaagtgagaaatggaactacaagaaacacaccaaggaatttcct
ac
cgacgcctttggggatattcagtttgagacactggggaagaaagggaagtatatacgtctgtcctgcgacacggacgcgg
aaat
cctttacgagctgctgacccagcactggcacctgaaaacacccaacctggtcatttctgtgaccgggggcgccaagaact
tcgc
cctgaagccgcgcatgcgcaagatcttcagccggctcatctacatcgcgcagtccaaaggtgcttggattctcacgggag
gcac
ccattatggcctgacgaagtacatcggggaggtggtgagagataacaccatcagcaggagttcagaggagaatattgtgg
ccat
tggcatagcagcttggggcatggtctccaaccgggacaccctcatcaggaattgcgatgctgagggctattttttagccc
agtac
cttatggatgacttcacaagggatccactgtatatcctggacaacaaccacacacatttgctgctcgtggacaatggctg
tcatgg
acatcccactgtcgaagcaaagctccggaatcagctagagaagcatatctctgagcgcactattcaagattccaactatg
gtggc
aagatccccattgtgtgttttgcccaaggaggtggaaaagagactttgaaagccatcaatacctccatcaaaaataaaat
tccttgt
gtggtggtggaaggctcgggccggatcgctgatgtgatcgctagcctggtggaggtggaggatgccccgacatcttctgc
cgt
caaggagaagctggtgcgctttttaccccgcacggtgtcccggctgcctgaggaggagactgagagttggatcaaatggc
tca
aagaaattctcgaatgttctcacctattaacagttattaaaatggaagaagctggggatgaaattgtgagcaatgccatc
tcctacg
ctctatacaaagccttcagcaccagtgagcaagacaaggataactggaatgggcagctgaagcttctgctggagtggaac
cag
ctggacttagccaatgatgagattttcaccaatgaccgccgatgggagtctgctgaccttcaagaagtcatgtttacggc
tctcata
aaggacagacccaagtttgtccgcctctttctggagaatggcttgaacctacggaagtttctcacccatgatgtcctcac
tgaactc
ttctccaaccacttcagcacgcttgtgtaccggaatctgcagatcgccaagaattcctataatgatgccctcctcacgtt
tgtctgga
aactggttgcgaacttccgaagaggcttccggaaggaagacagaaatggccgggacgagatggacatagaactccacgac
gt
gtctcctattactcggcaccccctgcaagctctcttcatctgggccattcttcagaataagaaggaactctccaaagtca
tttggga
gcagaccaggggctgcactctggcagccctgggagccagcaagcttctgaagactctggccaaagtgaagaacgacatca
at
gctgctggggagtccgaggagctggctaatgagtacgagacccgggctgttgagctgttcactgagtgttacagcagcga
tga
agacttggcagaacagctgctggtctattcctgtgaagcttggggtggaagcaactgtctggagctggcggtggaggcca
cag
accagcatttcaccgcccagcctggggtccagaattttctttctaagcaatggtatggagagatttcccgagacaccaag
aactgg
aagattatcctgtgtctgtttattatacccttggtgggctgtggctttgtatcatttaggaagaaacctgtcgacaagca
caagaagct
gctttggtactatgtggcgttcttcacctcccccttcgtggtcttctcctggaatgtggtcttctacatcgccttcctcc
tgctgtttgcct
acgtgctgctcatggatttccattcggtgccacacccccccgagctggtcctgtactcgctggtctttgtcctcttctgt
gatgaagt
gagacagtggtacgtaaatggggtgaattattttactgacctgtggaatgtgatggacacgctggggcttttttacttca
tagcagg
aattgtatttcggctccactcttctaataaaagctctttgtattctggacgagtcattttctgtctggactacattattt
tcactctaagatt
gatccacatttttactgtaagcagaaacttaggacccaagattataatgctgcagaggatgctgatcgatgtgttcttct
tcctgttcct
ctttgcggtgtggatggtggcctttggcgtggccaggcaagggatccttaggcagaatgagcagcgctggaggtggatat
tccg
ttcggtcatctacgagccctacctggccatgttcggccaggtgcccagtgacgtggatggtaccacgtatgactttgccc
actgca
ccttcactgggaatgagtccaagccactgtgtgtggagctggatgagcacaacctgccccggttccccgagtggatcacc
atcc
ccctggtgtgcatctacatgttatccaccaacatcctgctggtcaacctgctggtcgccatgtttggctacacggtgggc
accgtcc
aggagaacaatgaccaggtctggaagttccagaggtacttcctggtgcaggagtactgcagccgcctcaatatccccttc
ccctt
catcgtcttcgcttacttctacatggtggtgaagaagtgcttcaagtgttgctgcaaggagaaaaacatggagtcttctg
tctgctgtt
tcaaaaatgaagacaatgagactctggcatgggagggtgtcatgaaggaaaactaccttgtcaagatcaacacaaaagcc
aac
gacacctcagaggaaatgaggcatcgatttagacaactggatacaaagcttaatgatctcaagggtcttctgaaagagat
tgctaa
taaaatcaaataaaactgtatgaaactctaatggagaaaaatctaattatagcaagatcatattaaggaatgctgatgaa
caattttg
ctatcgactactaaatgagagattttcagacccctgggtacatggtggatgattttaaatcaccctagtgtgctgagacc
ttgagaat
aaagtgtgtgattggtttcatacttgaagacggatataaaggaagaatatttcctttatgtgtttctccagaatggtgcc
tgtttctctct
gtgtctcaatgcctgggactggaggttgatagtttaagtgtgttcttaccgcctcctttttcctttaatcttatttttga
tgaacacatatat
aggagaacatctatcctatgaataagaacctggtcatgctttactcctgtattgttattttgttcatttccaattgattc
tctacttttccctt
ttttgtattatgtgactaattagttggcatattgttaaaagtctctcaaattaggccagattctaaaacatgctgcagca
agaggaccc
cgctctcttcaggaaaagtgttttcatttctcaggatgcttcttacctgtcagaggaggtgacaaggcagtctcttgctc
tcttggact
caccaggctcctattgaaggaaccacccccattcctaaatatgtgaaaagtcgcccaaaatgcaaccttgaaaggcacta
ctgac
tttgttcttattggatactcctcttatttattatttttccattaaaaataatagctggctattatagaaaatttagacca
tacagagatgtaga
aagaacataaattgtccccattaccttaaggtaatcactgctaacaatttctggatggtttttcaagtctattttttttc
tatgtatgtctca
attctctttcaaaattttacagaatgttatcatactacatatatactttttatgtaagctttttcacttagtattttatc
aaatatgtttttattatat
tcatagccttcttaaacattatatcaataattgcataataggcaacctctagcgattaccataattttgctcattgaagg
ctatctccagt
tgatcattgggatgagcatctttgtgcatgaatcctattgctgtatttgggaaaattttccaaggttagattccaataaa
tatctatttatt
attaaatattaaaatatcgatttattattaaaaccatttataaggctttttcataaatgtatagcaaataggaattatta
acttgagcataa
gatatgagatacatgaacctgaactattaaaataaaatattatatttaaccctagtttaagaagaagtcaatatgcttat
ttaaatattat
ggatggtgggcagatcacttgaggtcaggagttcgagaccagcctggccaacatggcaaaaccacatctctactaaaaat
aaaa
aaattagctgggtgtggtggtgcactcctgtaatcccagctactcagaaggctgaggtacaagaattgctggaacctggg
aggc
ggaggttgcagtgaaccaagattgcaccactgcactccagccggggtgacagagtgagactccgactgaaaataaataaa
taa
ataaataaataaataaataaataaatattatggatggtgaagggaatggtatagaattggagagattatcttactgaaca
cctgtagt
cccagctttctctggaagtggtggtatttgagcaggatgtgcacaaggcaattgaaatgcccataattagtttctcagct
ttgaatac
actataaactcagtggctgaaggaggaaattttagaaggaagctactaaaagatctaatttgaaaaactacaaaagcatt
aactaa
aaaagtttattttccttttgtctgggcagtagtgaaaataactactcacaacattcactatgtttgcaaggaattaacac
aaataaaag
atgcctttttacttaaacgccaagacagaaaacttgcccaatactgagaagcaacttgcattagagagggaactgttaaa
tgttttca
acccagttcatctggtggatgtttttgcaggttactctgagaattttgcttatgaaaaatcattatttttagtgtagttc
acaataatgtatt
gaacatacttctaatcaaaggtgctatgtccttgtgtatggtactaaatgtgtcctgtgtacttttgcacaactgagaat
cctgcggctt
ggtttaatgagtgtgttcatgaaataaataatggaggaattgtcaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaaa
aaaaa
aaaaaaaaaaaaaaaaaaaaaaaa

                                    Exhibit B

                  FINANCIAL PLANNING, ACCOUNTING AND REPORTING
                           FOR THE DENDREON/GENENTECH
                COLLABORATIVE DEVELOPMENT AND MARKETING AGREEMENT

This Exhibit B to the Collaborative Development and Marketing Agreement (the "Agreement") made as of August 1, 2002 between Dendreon Corporation ("Dendreon") and Genentech, Inc. ("Genentech") covers financial planning, accounting policies and procedures to be followed in determining DENDREON/GNE Development Costs and Operating Profits or Losses pursuant to the Agreement.

For such purpose, this Exhibit B sets forth the principles for reporting actual results and budgeted plans of the combined operations in the United States, the frequency of reporting, the methods of determining payments to the Parties, auditing of accounts and other matters.

For purposes of this Exhibit B only, the consolidated accounting of operations for the collaboration of the Parties hereunder shall be referred to as the "Collaboration." The Collaboration is not a legal entity, pass through or otherwise, for financial accounting, income tax reporting, or any other purposes, and has been defined for identification purposes only.

This Exhibit B also provides agreed upon definitions of financial terms applicable to the Parties for purposes of the Agreement; provided, however, that the definition of "Fully Burdened Manufacturing Costs" shall apply to Genentech, to the extent it manufactures any Licensed Product under the Agreement or to Dendreon if Dendreon becomes responsible for manufacturing under the Agreement or either of the supply agreements referred to in the Agreement. The definition of "DENDREON/GNE Development Costs" shall apply to the development work by both Parties to the extent to be shared under this Exhibit B pursuant to the terms of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein. References in this Exhibit B to a "Party" or "Parties" shall be construed to mean Genentech or Dendreon, as the case may be, and in every case shall be deemed to include a Party's permitted sublicensees and assigns as applicable under the Agreement.

The contents of this Exhibit B are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including, without limitation, the confidentiality provisions set forth therein.

B.1 Principles of Reporting. With respect to each Monoclonal Product or SM Product, including the first and any Additional Product, and with respect to each New Molecule, the Parties will share DENDREON/GNE Development Costs, [...***...] to Dendreon and [...***...] to Genentech. Until the first commercial sale of the first Licensed Product in the United States, expenses to be shared by the Parties hereunder shall largely be reported as DENDREON/GNE Development Costs. Commencing with the commercial sale of the first Licensed Product in the United States, the Parties will report their respective results of operations in the United States based on each Party's respective financial information presented separately and on a consolidated basis in the reporting format depicted below and will share the resulting Operating Profit and Loss [...***...] to Dendreon and [...***...] to Genentech:

                                                    Dendreon   Genentech   Total
                                                    --------   ---------   -----

          Gross Sales
          less Sales Returns and Allowances
              = Net Sales
          less Cost of Sales
              = Gross Profits
          less Marketing Costs
          less Sales Costs
          less DENDREON/GNE Development Costs
          less Other Operating Income/Expense
          less Distribution Costs
          less General and Administrative Costs
              = Operating Profit (Loss)

It is the intention of the Parties that the interpretation of the definitions in this Exhibit B will be consistent with generally accepted accounting principles ("GAAP") in the United States.

If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations. The JSC will approve the balancing payments necessary to achieve the agreed-upon sharing of Operating Profit and Loss pursuant to the Agreement.

B.2 Frequency of Reporting.

The fiscal year of the Collaboration will be a calendar year.


                                             ***Confidential Treatment Requested

Reporting by each Party for Collaboration revenues and expenses will be performed as follows:

Reporting Event                    Frequency          Timing of Submission
---------------                    ---------          --------------------

Actuals (including draft           Quarterly        Q1-Q3:          +45 days
   settlement statements)                           Q4:             +45 days

Forecasts                          Quarterly        Q1-Q3           +60 days
(rest of year - by month)

Settlement payments between
the Parties                        Quarterly        Quarter end     +60 days

Preliminary Budgets                Annually         September 15
(one year)

Final Combined Commercial          Annually         October 15
And Development Budget
(one year - by quarter)

Long Range Plan                    Annually         April 15
(current year plus 5 years)

Reports of actual results compared to budget will be made by the Parties to the Joint Project Team on a quarterly basis. After approval by the Joint Project Team as to amounts, the Joint Project Team will forward the report to the JSC for its approval. Variances from the total overall budgets, and significant variances in budget line items for DENDREON/GNE Development Costs and other costs or revenue line items, will be included in the calculation of Operating Profits and Losses only when approved by the JSC.

Genentech will be responsible for the preparation of consolidated reporting of the Collaboration (including DENDREON/GNE Development Costs and any Operating Profit or Loss), calculation of the sharing and initial determination of the cash settlement (subject to approval by the JSC). Within forty-five (45) days of each quarter end, Genentech will provide the financial representatives from each Party with a statement showing the consolidated results and calculations of the Operating Profit or Loss sharing (or calculation of expenses to be shared) and cash settlement required in a format substantially as depicted above.

Genentech shall record sales in the United States. On a monthly basis, Genentech will supply Dendreon with each month's Gross Sales and Net Sales of Licensed Products in units and U.S. dollars in the United States. Each such report shall be provided as early as possible, but no later than ten (10) days after the last day of the month in question, and shall provide monthly and year-to-date cumulative figures.

                                The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:
                                -    DENDREON/GNE Development Costs
                                -    Costs of Sales and other costs
                                -    actual results
                                -    forecasts
                                -    budgets
                                -    inventory levels
                                -    Sales Returns and Allowances
                                -    other financial matters, including each
                                     Party's methodologies for charging costs to the Collaboration, for determination of actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

B.3      Budget and Commercialization Plans.

Budgets will be prepared annually. Responsibility for the Clinical Plans, Commercialization Plans and their related budgets will rest with the Joint Project Team (except for Preclinical Programs), subject to final approval by the JSC, in accordance with the Agreement.

Budgets under this Exhibit B will be supplemented with detailed business plans for clinical trials, drug approval applications, and overall strategy plans for product introduction, sales and promotion efforts, as determined by the Joint Project Team in accordance with the Agreement. Budgets, once approved by the JSC, can only be changed with the approval of the JSC, as provided in the Agreement.

The Joint Project Team, with the assistance of the financial representatives of each Party, will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Except as provided otherwise in the Agreement, only the JSC may approve materially unfavorable line item budget variations, as defined by the Joint Project Team, and all overall, total budget variations, chargeable to the Collaboration during the course of the year.

A five (5)-year Commercialization Plan for the Collaboration will be established on a yearly basis under the direction of the JSC and submitted to Genentech and Dendreon by April 15 each year.

B.4      Definitions.

B.4.1 "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate cash bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance, and shall not duplicate G&A hereunder.

B.4.2 "Cost of Sales" shall mean the sum of (i) Fully Burdened Manufacturing Cost (as defined below), (ii) freight, insurance and other costs of shipping Licensed Product to customers, (iii) any Third Party royalties payable with respect to the manufacture, use or sale of Licensed Product, excluding any royalties already accounted for in Fully Burdened Manufacturing Cost, and (iv) the cost of free Licensed Product for indigent persons.

B.4.3 "DENDREON/GNE Development Costs" means the development costs incurred (including accruals) by Genentech or Dendreon to be shared pursuant to the terms of the Agreement, from the Effective Date of the Agreement through the later of (a) the date of Regulatory Approval (including thereafter costs to maintain or expand such Regulatory Approval) in the United States, or (b) the date of termination of development efforts of the final indication for which Regulatory Approval is sought in the United States. Such costs shall comprise those costs required to obtain, maintain and/or expand the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in commercial quantities to Third Parties in the United States.

         "DENDREON/GNE Development Costs" shall include, but are not limited to, costs of development including costs of studies (but only to the extent to be shared pursuant to the terms of the Agreement) on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Licensed Product conducted internally, or by individual investigators or consultants, necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Licensed Product, process development, process improvement and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Agency to obtain, maintain and/or expand marketing approval of a Licensed Product in the United States, and applicable Allocable Overhead.

         "DENDREON/GNE Development Costs" shall include expenses for data management, CROs, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals. In determining "DENDREON/GNE Development Costs" chargeable under this Agreement, each Party will use its respective project accounting systems, and will review and approve its respective project accounting systems and methodologies with the other Party.

         "DENDREON/GNE Development Costs" shall include all Preclinical Program Costs and Clinical Trial Costs for Phase I, II and III Clinical Trials for Additional Products and New Molecules.

B.4.4 "Distribution Costs" means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Licensed Product by a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, credit and collection and other such activities. For the purpose of this Agreement, Genentech will charge the Collaboration for Distribution Costs an amount equal to [...***...] of Net Sales in any year.

B.4.5 "Fully Burdened Manufacturing Cost" means one hundred percent (100%) of a Party's manufacturing cost (as defined in the manufacturing Party's accounting policies consistently applied), which shall comprise the sum of:

         (a) the cost of goods produced as determined by the Party manufacturing or contracting with a Third Party for each stage of the manufacturing process in accordance with GAAP consistently applied by such Party, including without limitation labor and material cost, product quality assurance/control costs, applicable Allocable Overhead, and other costs borne by the Party for transport, customs clearance and storage of product at the request of the other Party prior to the time of sale (i.e. freight, customs, duty and insurance); and
         (b) all of the Party's allocable intellectual property acquisition and licensing costs (including royalties) paid to Third Parties as it relates to the manufacture of Licensed Product.

         For purposes of this Exhibit B, the amount to be charged to the Collaboration for Clinical Supply and Commercial Supply of Monoclonal Product under the Agreement shall be Genentech's Fully Burdened Manufacturing Cost plus [...***...] of such Fully Burdened Manufacturing Cost. The amount to be charged to the Collaboration for Clinical Supply and Commercial Supply of SM Product under the Agreement when manufactured by Genentech shall be Genentech's Fully Burdened Manufacturing Cost plus [...***...] of such Fully Burdened Manufacturing Cost, and when manufactured by a Third Party contract manufacturer the amount charged shall be the Third Party manufacturing contracted cost plus [...***...] of such Third Party manufacturing contracted cost. Either Party holding inventory for commercial sales shall be permitted to bill the collaboration a reasonable and customary carrying charge to compensate it for its financing and logistical product support, which amount shall be further defined and agreed upon in the Commercial Supply Agreement between the Parties.

B.4.6 "General and Administrative Costs" means costs chargeable to the Collaboration equal to [...***...] of the sum of the Marketing Costs, Sales Costs, and DENDREON/GNE Development Costs of either Genentech and of Dendreon, but only to the extent these costs are chargeable to the Collaboration.


                                             ***Confidential Treatment Requested

B.4.7 "Gross Profit" means Net Sales less Cost of Sales of a Licensed Product by a Party to Third Parties in the United States.

B.4.8 "Gross Sales" means the gross amount invoiced by either Party, and/or their permitted sublicensees for sales of a Licensed Product to Third Parties in the United States.

B.4.9 "Marketing Costs" means the direct costs of marketing, promotion, advertising, Licensed Product promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals, and other similar activities related to the Licensed Products. Such costs will include internal costs (e.g., salaries, benefits, travel, supplies and materials, etc.), applicable Allocable Overhead, and outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). "Marketing Costs" shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data. "Marketing Costs" will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).

B.4.10 "Net Sales" means Gross Sales of a Licensed Product less applicable Sales Returns and Allowances.

B.4.11 "Operating Profits or Losses" means Net Sales of all Licensed Products less the following items with respect to each Product, all for a given period: Cost of Sales, Marketing Costs, Sales Costs, DENDREON/GNE Development Costs (to the extent chargeable to the Collaboration), General and Administrative Costs, Distribution Costs, and Other Operating Income/Expense.

B.4.12 "Other Operating Income/Expense" means other operating income or expense from or to Third Parties which is not part of the primary business activity of the Collaboration, but is designated as such in the Agreement or considered and approved by the Joint Project Team and the JSC as income or expense for purposes of the Collaboration and including the following:

               -    actual inventory write-offs of any Licensed Product
               -    trademark infringement recoveries (as provided in Section
                    7.8 of the Agreement)
               - product liability insurance to the extent the Parties obtain a joint policy patent infringement expenses and recoveries as provided in Sections 8.6.6 and 8.7
               -    other (to be approved by JSC)

B.4.13 "Trademark Costs" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date to establish and maintain Licensed Product Trademarks, to the extent chargeable to the Collaboration.

B.4.14 "Sales Costs" means costs, including Allocable Overhead, approved by the Joint Steering Committee with the annual budget, incurred by the Parties or for their account and specifically identifiable to the sales efforts of Licensed Products to all markets in the United States, including, without limitation, the managed care market. "Sales Costs" shall include costs associated with sales representatives for Licensed Product, including compensation, benefits and travel, supervision and training of the sales representatives, sales meetings, and other sales expenses. "Sales Costs" will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

B.4.15    "Sales Returns and Allowances" means the sum of (a) and (b), where:
          (a) is a provision, determined by a Party under GAAP for sales of Licensed Products in the Unites States for (i) trade, cash and quantity discounts or rebates on Licensed Products (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncollectable amounts on, previously sold Licensed Products or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks),
          (iii) taxes (excluding local, state, or federal incomes taxes on the income of a Party), duties or other governmental charges levied on or measured by the billing amount for Licensed Products, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Licensed Products, to the extent included in Gross Sales, (v) credits for allowances given or made for wastage replacement, and (vi) other special sales programs agreed to by the Parties for Licensed Products; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by a Party in the United States for items (i), (ii), (iii),
          (iv), (v) and (vi) in clause (a). The provision allowed in clause (a) and adjustments made in clause (b) (if any) will be reviewed and approved by the financial representatives of the Parties.

B.5       Audits and Interim Reviews.

Either Party shall have the right to request that its independent accounting firm perform an audit of the other Party's books of accounts, no more than once every calendar year, for the sole purpose of verifying compliance with this Agreement. Such audits may include, without limitation the reporting and accounting for accruals and testing of a Party's algorithms and systems for determining Allocable Overhead. Only one audit will be conducted with respect to any given set of financial transactions supporting the income statement for the collaboration for any given year. In such audit the firm may review books of accounts covering no more than the two (2) years just prior to such audit. Such audits will be conducted at the expense of the requesting Party and with thirty
(30) days prior written notice to the other Party. The audited Party shall have the right to participate in scope determination in accordance with generally accepted auditing standards. Audit results will be shared with both Parties. If accounting errors are found which exceed an overall net of five percent (5%) or more of the total due such that the Party being audited has been overpaid by five percent (5%) or more, then the costs of such audit shall be borne by the Party being audited. Any overpayment or underpayment will be settled within thirty (30) days after receipt of the audit results by the Party required to make the balancing payment

B.6       Payments between the Parties.

Payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under Section B.9 below will be made quarterly, based on actual results within sixty (60) days after the end of each quarter. A report, as approved by the JSC, specifying how each payment was calculated shall also be submitted with each payment to both Parties. Balancing payments by one Party to reimburse the other Party for purposes of the sharing of Operating Loss, including DENDREON/GNE Development Costs, under the Agreement will be approved by the JSC and shall be made within sixty (60) days of receipt of the approved JSC report. In the event any payment is made after the time period specified herein, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the Prime Rate plus [...***...]. Genentech will perform the consolidation and settlement calculations for submission to the JSC.

B.7       Responsibility for Reporting.

The responsibility for the consolidated reporting of the Collaboration to the JSC shall be with Genentech in close cooperation with Dendreon and the financial representatives of the Parties. This will be the basis for Collaboration accounting and determining of payments to the Parties. Genentech shall provide Dendreon with a copy of the Collaboration consolidated reporting and the calculation serving as the basis of determining payments to the Parties. Dendreon will provide Genentech with financial statements within thirty (30) days after the end of the quarter for its activities in the United States, prepared in accordance with the terms contained in this Exhibit B in order for Genentech to prepare the consolidated reports.

B.8 Accounting for DENDREON/GNE Development Costs, Marketing Costs and Sales Costs.

All DENDREON/GNE Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section B.4 of this Exhibit B.

Each Party shall report DENDREON/GNE Development Costs within thirty (30) days after the end of each quarter in a manner consistent with its project cost system. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects.

                                             ***Confidential Treatment Requested

For Marketing and Sales Costs, Genentech (and Dendreon if Dendreon markets Licensed Product pursuant to the Agreement) will report costs based on internal and external spending in Marketing and Sales departments. The Parties acknowledge that the methodologies used will be based on systems in place.

B.9      Operating Profits and Loss Sharing.

Genentech and Dendreon agree to share the Operating Profit or Loss in the Territory resulting from the Agreement in the following manner:

         (a) Genentech shall be allocated [...***...] of the Operating Profits or Losses from the sale of Licensed Products and

         (b) Dendreon shall be allocated [...***...] of the Operating Profits or Losses from the sale of Licensed Products.

B.10     Development Cost Sharing.

Genentech and Dendreon agree to share the DENDREON/GNE Development Costs in the United States, to the extent shared pursuant to the terms of the Agreement, as provided in Section 2.14 of the Agreement and this Exhibit B.

B.11     Start of Operations and Effective Accounting Date Termination.

Operation of the Collaboration will be deemed to have commenced as of the date that Dendreon gives Genentech written notice of its election, in accordance with
Section 2.14 of the Agreement, to participate in the sharing of DENDREON/GNE Development Costs and Profits and Losses hereunder. Costs and expenses incurred prior to such date are not chargeable to the Collaboration under this Exhibit B.

For reporting and accounting purposes with respect to the Collaboration, the effective termination date of the Agreement with regard to the last detailing year in the United States will be the nearest month end to which such termination takes place.

                                             ***Confidential Treatment Requested

                                    Exhibit C

                              Itakura/Riggs Patents

The patents listed below are the "Itakura/Riggs Patents." The Itakura/Riggs Patents shall mean any of the U.S. patents listed below and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions of these patents or of any application from which these U.S patents claim priority, as well as foreign counterparts of the foregoing.

U.S. 4,356,270
U.S. 4,366,246
U.S. 4,425,437
U.S. 4,431,739
U.S. 4,563,424
U.S. 4,571,421
U.S. 4,704,362
U.S. 4,812,554
U.S. 5,221,619
U.S. 5,420,020
U.S. 5,583,013